As filed with the Securities and Exchange Commission on June 3, 1999.
                        Registration No.333-70437
   --------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                ------------------------------------------------
                             CARDINAL AIRLINES, INC.
                (Name of registrant as specified in its charter)

            Delaware                       4512                 59-3492127
(State or other jurisdiction of (Primary Standard Industrial  (IRS Employer
incorporation or organization)   Classification Code Number) Identification No.)

                                 1380 Sarno Road
                                     Suite B
                            Melbourne, Florida 32935
                                  (407) 757-7388
     (Address including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Lawrence A. Watson
                                 1380 Sarno Road
                                     Suite B
                            Melbourne, Florida 32935
                                 (407) 757-7388
 (Name, address, including zip code, and telephone number of agent for service)
                                      -----

                                    Copy to:
                                 Bruce Brashear
                          Brashear & Associates, P.L.
                              926 N.W. 13th Street
                           Gainesville, Florida 32601
                                 (352) 336-0800

                  --------------------------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
     =====================================================================
Title of Each     Amount to be    Proposed Max    Proposed Max    Amount of
Class of          Registered      Offering        Aggregate       Registration
Securities to                     Price Per       Offering        Fee
be Registered                     Unit (1)        Price (1)

Units,
    consisting
      of          2,000,000 Units   $7.50        $15,000,000       $4,305
(a) One Share
    Voting
    Common
    Stock,
    par value
    $0.01 per
    share
    ("Common
    Stock")       2,000,000 Shares
(b) One Warrant
    to purchase
    one share of
    Common Stock
    at $11.00 per
    share         2,000,000 Warrants

Voting Common Stock
purchasable pursuant
to Warrants       2,000,000  Shares $11.00         $22,000,000     $6,314
     =====================================================================
(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

                       -----------------------------------


     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             Cardinal Airlines, Inc.
                                     ------
                               CROSS REFERENCE SHEET
              Between Items in Part I of Form S-1 and the Prospectus

                                  -------------

 Form S-1 Item Nos. and Caption            Prospectus Caption
   1. Forepart of Registration
      Statement and Outside
      Front Cover of Prospectus            Outside Front Cover Page
   2. Inside Front and Outside             Inside Front and Outside Back
      Back Cover Pages of Prospectus       Cover Pages
   3. Summary Information, Risk Factors    Prospectus Summary; Risk
      and Ratio of Earnings to             Factors
      Fixed Charges
   4. Use of Proceeds                      Use of Proceeds
   5. Determination of Offering Price      Plan of Distribution
   6. Dilution                             Dilution
   7. Selling Security-Holders             Principal and Selling Shareholders
   8. Plan of Distribution                 Outside Front Cover Page; Plan of
                                           Distribution
   9. Description of Securities            Description of Securities
                                           Eligible For Future Sale
  10. Interest of Named Experts and
      Counsel                              Not Applicable
      Promoters and Control Persons        Management
  11. Information with Respect to          Prospectus Summary; Summary Financial
      the Registrant                       Data; Business; Financial Statements;
                                           Management's Discussion and
                                           Analysis of Financial Condition and
                                           Results of Operations; Management
                                           Security Ownership of Certain;
                                           Beneficial Owners and Management;
                                           Principal and Selling Shareholders;
                                           Certain Transactions
  12. Disclosure of Commission Position    Description of Securities
      on Indemnification for Securities
      Act Liabilities

The information contained in this prospectus is not complete and may be amended. These securities may not be sold until the related registration statement filed with the securities and exchange commission or any applicable state securities commission becomes effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.




              Prospectus Subject to Completion Dated June __, 1999


                            Cardinal Airlines, Inc.

                           1380 Sarno Road, Suite B,
                            Melbourne, Florida 32935

                                2,000,000 Units
                                $10.00 per unit


                  ============================================


Cardinal is starting an airline in           Cardinal Airlines, Inc. is selling
Melbourne, Florida.                          the units through its officers and
                                             directors on a "best efforts," "no
                                             minimum" basis.  Cardinal may sell
                                             some units through qualified
                   The Offering              selling agents.

               Per Unit       Total          This is an initial public offering
                                             of shares of common stock and
Public Price    $10.00   $ 20,000,000        warrants.  Each share is sold as a
                                             unit with a warrant to purchase a
Possible                                     second share for $11.00.
   Commissions  $ 1.00   $  2,000,000
                                             Cardinal is selling 1,900,000
Proceeds to                                  units.  Current shareholders are
   Cardinal     $ 9.00   $ 17,100,000        selling 100,000 units.  Cardinal
                                             will not receive any proceeds from
Proceeds to                                  the sale of units by current
   Selling                                   holders.
   Shareholders $ 9.00   $    900,000
                                             There is currently no public market
                                             for the shares or the warrants. The
                                             offering price may not reflect the
                                             market price for the shares and
                                             warrants after the offering.

               ============================================


This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 3 for a summary of items to consider before investing in Cardinal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS




                                                                           Page
                                                                           ----

Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Dividend Policy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Special Note Regarding Forward-Looking Statements . . . . . . . . . . . . . .13
Management's Discussion and Analysis
 or Plan of Operation . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
Certain Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
Principal and Selling Shareholders . . . . . . . . . . . . . . . . . . . . . 31
Description of Securities . . . . . . . . . . . . . . . . . . . . . . . . . .34
Securities Eligible for Future Sale . . . . . . . . . . . . . . . . . . . . .36
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
Unit Purchase Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .39
Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . .F-1

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements.

                                  The Company

     Cardinal Airlines, Inc. is a new development stage company planning to provide scheduled airline service to primary markets in the Eastern United States from Melbourne, Florida. Cardinal's strategy is to provide excellent service by seating all passengers in large "first class" seats and offering superb meals. Cardinal plans to offer full fare, one price per destination, tickets that will approximate the advanced restricted coach fares of major airlines. Cardinal plans to commence flight operations with two MD-80 series aircraft providing service between Melbourne Florida and the Baltimore/Washington D.C. markets. Cardinal plans to eventually add additional MD-80 series aircraft and expand service to other prominent markets. Cardinal has not had any flights and has operated at a loss. It has assets of $59,438. Cardinal has not yet received its FAA certifications and has not purchased any aircraft.

     Cardinal's executive officers and key employees have substantial experience in the airline industry. Management has chosen the Eastern United States as Cardinal's initial geographic market due to the concentration of high yield destinations from the Melbourne/Orlando area.

     Cardinal's principal offices are located at Melbourne International Airport and at 1380 Sarno Road, Suite B, Melbourne, Florida 32935, (407) 757-7388.


                                  The Offering


Securities Offered by Cardinal                    1,900,000 units, each unit
                                                  consisting of one share of
                                                  common stock and one warrant
                                                  to purchase one share of
                                                  common stock for a price of
                                                  $11.00 a share until five
                                                  years from the effective date
                                                  of this offering.

Securities Offered by the Selling Shareholders    100,000 units, each unit
                                                  consisting of one share of
                                                  common stock and one warrant
                                                  to purchase one share of
                                                  common stock for a price of
                                                  $11.00 a share until five
                                                  years from the effective date
                                                  of this offering.

Total Common Stock Offered                        2,000,000 shares

Minimum Purchase                                  100 units ($1,000)

Common Stock Outstanding After the Offering       3,931,200 shares

Use of Proceeds                                   Costs of the offering will be
                                                  paid first. After which, funds
                                                  will be used for working
                                                  capital and general corporate
                                                  purposes including  obtaining
                                                  a FAA 121 air carrier
                                                  operating certificate,
                                                  acquiring aircraft and
                                                  equipment, and developing
                                                  maintenance and technical
                                                  programs.

No Minimum                                        The money received from the
                                                  first units sold may be used
                                                  by Cardinal. The first
                                                  proceeds will be used to pay
                                                  the cost of the offering. If
                                                  Cardinal does not sell enough
                                                  units to commence operations
                                                  (approximately 600,000 units),
                                                  Cardinal  will use the money
                                                  received to obtain additional
                                                  financing to pay operating
                                                  expenses and to acquire FAA
                                                  and DOT certifications.
                                        1

                            Selected Financial Data

     The Selected Financial Data presented below are derived from the Financial Statements of Cardinal. They are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis or Plan of Operation" and Cardinal's Financial Statements and the Notes thereto included elsewhere in this prospectus. Cardinal is a development stage company.


                             Cardinal Airlines, Inc.
                         (A Development Stage Company)


Income Statement Data:


                    February 10,1997                                                                       February 10,1997
                     (Inception) to                9 Months Ended               Fiscal Year Ended           (Inception) to
                     March 31, 1999        March  31, 1999  March 31, 1998        June 30, 1998              June 30, 1997
                    ---------------        -------------------------------      -----------------           ---------------


REVENUES            $   -                  $  -                $   -            $  -                        $   -


NET (LOSS)          $ (208,191)            $ (184,462)         $ (11,550)       $ (20,561)                  $ (3,168)
Net income
  (loss) per
  common share      $ (.10)                $ (.09)             $ (.01)          $ (.01)                     $ (.01)
                    =======                =======             =======          =======                     =======



Balance Sheet Data:



                                           March 31, 1999      June 30, 1998    June 30, 1997
                                           --------------      -------------    -------------


Total Assets                               $ 59,438            $ 24,000         $ 1,740
                                           ========            ========         =======
  Total  Liabilities
  Stockholders Equity                      $ 59,438            $ 24,000         $ 1,740
                                           ========            ========         =======

                                       2

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus before deciding to invest in the shares.

Risks Related to Cardinal
-------------------------

     No Operating History. We have not begun airline operations. In order to operate as an airline, Cardinal must obtain an FAA 121 air carrier certificate or contract with a holder of a certificate to provide airline services. If fewer than 600,000 units are sold, or an aggregate amount of $5,350,000 is raised, Cardinal cannot obtain a certificate using its present business plan. If Cardinal is unable to obtain the certificates, it will be forced to modify its present business plan and offer services through certified contractors or operate with less expensive aircraft. From inception through March 31, 1999, Cardinal has sustained net losses in the amount of $208,191. Cardinal may be vulnerable to fare discounts, changes in industry conditions and competitive reactions by existing or new competitors.

     No Committed Sources of Additional Financing. There can be no assurance that even if all the units offered for sale herein are sold that we will be able to successfully consummate our business plan. We have no commitments, from any source, for additional funding. There can be no assurance that additional funding could be obtained.

    Dependence on Personnel. Although many of Cardinal's key personnel have substantial airline industry experience, there is no assurance that they will be able to successfully carry out its business plan.

     Airline Competition's Reaction to Cardinal. The Airline Deregulation Act of 1978 made the airline industry highly competitive. The Deregulation Act substantially reduced government regulation of domestic routes and fares, and increased the airlines ability to compete with respect to fares, destinations, and flight frequencies. Although Cardinal would be the only airline providing non-stop or direct service from Melbourne International Airport to Baltimore Washington International Airport, it will compete with Delta Air Lines, Inc., Spirit Airlines, and other airlines that currently provide service from the Orlando International Airport to these markets. Cardinal may also compete with new airlines providing service to these markets and existing airlines increasing service and/or lowering fares. Competition could prevent Cardinal from selling tickets for more than 60% of its available seats, which Cardinal anticipates, or even selling tickets for 42% of its available seats, which must be sold in order for Cardinal to break even. The average load factor, or the number of seats that need to be sold to cover Cardinal's costs on a flight, is 47 seats.

     Fare Competition. Other airlines may offer fares equal to those offered by Cardinal or introduce new non-stop service between cities served by its flight to prevent Cardinal from attaining a share of the passenger traffic necessary to maintain profitable operations. Cardinal's ability to meet price competition depends on its ability to operate at costs equal to or lower than its competitors or potential competitors. In addition, competitors with greater financial resources than Cardinal may attempt to price their fares below Cardinal's fares and/or increase their service, which could adversely effect its profitability.

     Possible Unfair, Exclusionary Airline Competition. The Department of Transportation is proposing rules to eliminate exclusionary conduct engaged in by some air carriers. Major air carriers have attempted to exclude new entrant air carriers through a number of tactics including drastic price cuts and flooding the market with new low-fare capacity. There can be no assurance that these proposed rules will be adopted and that a large air carrier will not exercise these predatory actions to unfairly compete against Cardinal. This could adversely affect Cardinal's business plan.

     No Independent Melbourne Airline Feasibility Study. Cardinal's business plan for the continuing implementation of its business strategy is based on the experience, judgment and certain assumptions of management, and upon certain available market information which includes reports for Melbourne International Airport and the Department of Transportation origination and destination data. Cardinal has not obtained a third party independent feasibility study relating to its plans to enter into the commercial airline business, nor does it plan to commission such a study.

     Competitive Disadvantage; No Frequent Flyer Program. Cardinal's strategy not to offer any frequent flyer programs could be a competitive disadvantage. Other airlines offering these programs may attract more individuals and business people who fly on a regular basis because of the upgrades and benefits received from their frequent flyer programs.

     Improved Delta Services could affect Customer Base. If Delta increases flights or adds flights to Baltimore International Airport, it could adversely affect our customer base. Delta and other airlines operating out of the Orlando International Airport currently dominate the Melbourne market.

     Cardinal Will By-pass Existing Reservation System. Cardinal does not plan to use an existing reservations systems company such as SABER, System 1, or Galilee. This could adversely affect our ability to market and sell tickets.
We have entered into a preliminary licensing agreement with EQUALS International LTD. to use its airline computer software system. We plan to use the EQUALS system which covers all airline operations including ticketing, reservations and baggage tracking. The approximate cost is between $400,000 and $500,000.

     Management Group Control Through Preferred Shares. After the completion of the sale of all the units offered herein, Cardinal's executive officers and directors, a group of four individuals, by virtue of their holdings of both common stock and Series A Preferred Shares will hold approximately 82% of all votes that could then be cast without taking into account the exercise of any warrants to purchase common stock. As a result, the investors in this offering will not be able to exercise any control over the management of Cardinal. See "Principal And Selling Shareholders" to view a chart of anticipated stock ownership after the offering.

     Limited Number of Aircraft. Cardinal plans to start operations with two aircraft. If any of our aircraft are out of service for an extended period of time or lost, Cardinal's operations would be adversely affected until the aircraft was replaced. In the event one aircraft is out of service, Cardinal will attempt to temporarily lease or charter a suitable replacement. However, there can be no assurance that a suitable aircraft can be located in a timely manner. This would have a material effect on our operations. If Cardinal only raised enough capital to start operations with one aircraft, and that aircraft was out of service, our revenues would cease until a replacement was found.

     No Assurance that Aircraft will be Available. Cardinal plans to initially lease or lease/purchase 2 MD-80 series aircraft. We have identified sources and availability of MD-80 series aircraft and the terms on which they can be leased or lease/purchased. Currently, there are several MD-80 series aircraft available for lease or sale. As of March 1999, we are aware of two airlines that are making changes to their fleets and will have MD-80 aircraft available that meet our requirements. However, there can be no assurance that such aircraft will be available at the time that we need them. If aircraft are not available when required we would have to amend our business plan to lease or purchase other aircraft or contract for such services.

     Effect of Aircraft Financing. The purchase price of the aircraft which Cardinal intends to use is $13.5 million. Cardinal intends to lease or make an installment purchase for such aircraft under terms of a down payment of approximately 4% to 5% of the purchase price and monthly payments equal to 1% of the price of the aircraft. Among the first use of proceeds will be to obtain such aircraft. As a result, in the event few units are sold in this offering, Cardinal could find itself in the position of having spent a significant portion of its proceeds (approximately $540,000 per airplane), but having insufficient remaining proceeds to pay lease payments of $135,000 per month, thereby forfeiting its entire interest.

     Importance of Non-Unionized Workforce. Based on management's previous experience, we believe that Cardinal can develop a productive, loyal workforce, and operate with lower personnel costs than competitors with unionized workforce. We may not be able to achieve and maintain this advantage. Many airline industry employees are represented by labor unions and if Cardinal is unable to maintain a union free workforce, our costs could significantly increase.

     Dependence on Service Contractors. Cardinal will enter into agreements with contractors to provide certain equipment, facilities and services required for support operations. These will include baggage and ground handling services, certain aircraft maintenance, and specialized personnel training. It is standard industry practice for small airlines to contract these services. Typically, large airlines perform these services and use contractors on a supplemental basis. Because this is standard industry practice, such contractual services are available. However, dependence on others to provide essential services in a timely and reliable manner, could adversely affect our operations.

     Airport Access is Limited. Melbourne International Airport currently has all necessary facilities including two gates available. Vacant gates are assigned to carriers through negotiations based on airport use and the anticipated volume of an airline's use. Baltimore Washington International Airport has indicated that facilities are available, but that gates would have to be shared until gates currently under lease become available, or additional gates are constructed. Because adequate gates would be available for Cardinal's flights under a sharing arrangement, a gate-sharing arrangement would not affect our operations. If we are delayed or unable to secure access to any of these airports, it would adversely effect our operations.

     Contingent Liability for Sale of Unregistered Shares. Cardinal may have liability to purchasers of 506,200 unregistered common shares at a price of $.50 per share from June 10, 1998 through March 23, 1999. Persons who purchased unregistered shares have the right to rescind under the Securities Act. The maximum potential contingent liability for such sales is $253,100 plus interest.

Risks Related to the Airline Industry Generally
-----------------------------------------------

     Low Margin Business. The airline industry, historically, has low gross profit margins with high fixed costs in comparison to revenues. Cardinal believes it will be very cost effective and have lower fixed costs than other airlines. However, if Cardinal is unable to operate at costs less than its competitors and lower costs cannot be achieved, it could adversely affect Cardinal's viability.

     Cyclical Nature of Airline Industry. The airline industry has a cyclical nature and is sensitive to overall economic conditions. Historically, downturns in the economy have caused a reduction in leisure and business airline passengers, any prolonged reduction in passenger traffic may adversely affect Cardinal.

     Fuel Cost and Availability. Typically fuel costs are the highest operating expense for companies providing airline service. Fuel costs and availability can be affected by political and economic conditions throughout the world. Any changes in the availability or cost of fuel could adversely affect Cardinal.
See "Business - Fuel" for additional discussion of the effect of fuel costs on operations.

        Federal Regulations. Cardinal must obtain the necessary authorization from several government agencies to commence flight operations, including a Certificate of Public Convenience and Necessity from the Department of Transportation and an operating certificate from the Federal Aviation Administration. Such authority is subject to compliance with applicable statutes, rules and regulations pertaining to the airline industry, including any new rules and regulations that may be adopted in the future. Cardinal will be required to file a progress report with the DOT after the first year of operations, at which time the FAA and DOT will determine if we are still fit to operate an airline. The FAA will maintain increased surveillance and scrutiny of Cardinal's operations for up to five years. There is no assurance that Cardinal will be able to comply with all present and future rules and regulations. The cost of compliance may have an adverse effect on our profitability. Cardinal started discussions with the FAA in December of 1998. After meeting with the FAA District office, we were issued a Certification Control Number and assigned a Certification Team. The Certification Control Number puts Cardinal in a position to begin the Certification Process. The Certification Team is assigned to oversee Cardinal through the certification process, and thereafter, on an on-going basis. We have engaged counsel, Allan W. Mark, PC, in Washington, D.C., to prepare our formal DOT application. The DOT initial application should be filed by

June 10, 1999. If this offering is successful, our best estimate is that we expect to be certified by both DOT and FAA by December, 1999 at which time we will commence flight operations.

Risks Related to this Offering
------------------------------

     If This Offering Is Not Successful, Cardinal May Need Additional Financing. We believe that our existing capital resources would be sufficient to meet operating requirements at existing operating levels through December, 1999. However, Cardinal requires the proceeds of this offering and interest thereon to meet its planned operating requirements through that date. In the event that our plans change or our assumptions change or prove to be inaccurate or the proceeds of this offering prove to be insufficient to fund operations, we could be required to seek additional financing. The terms and prices of any additional financing may be significantly more favorable than those of the units sold in this offering. There can be no assurance that additional funding, if necessary, will be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay, scale back, or eliminate certain aspects of our operations. If adequate additional funds are not available, Cardinal's business, financial condition, and results of operations will be materially and adversely affected.

     Direct Public Offering: No Underwriter. The units offered herein are offered directly by Cardinal. We have not retained any underwriters, brokers, dealers or placement agents in connection with this offering. However, we may engage broker/dealers to assist in the sale and distribution of the units. None of the directors or officers of Cardinal have any experience in making a direct public stock offering. The absence of an underwriter could adversely affect our ability to sell the units.

     If Cardinal Uses Broker-Dealers to Sell Units, It Will Materially Reduce the Proceeds We Receive from this Offering. Cardinal retains the right to use broker-dealers to sell and distribute the units in this offering. If Cardinal exercises this right, commissions paid to such broker-dealers may materially affect the amount of proceeds received by Cardinal from the offering.

     Current Prospectus and State Blue Sky Laws Registration Required to Exercise Warrants. Purchasers of units will have the right to exercise the warrants included therein only if a current prospectus relating to the shares underlying the warrants is then in effect and only if such shares are qualified for sale under applicable securities laws of the states in which the various holders of the warrants reside. There is no assurance that Cardinal will be able to maintain a current prospectus covering such shares or be able to register or qualify such shares in the states where such warrant holders reside. The warrants will be deprived of any value if a current prospectus covering such shares issuable in exercise thereof is not kept effective or if such shares are not registered in the states in which holders of the warrants reside. See "Description of Securities -- Warrants" for additional discussion of the warrants.

     Immediate and Substantial Dilution. This offering involves an immediate and substantial dilution between the initial public offering price of $10.00 per unit and the pro forma net tangible book value per share of common stock after the offering. Such dilution will amount to:

*  $5.65 if all units are sold;
*  $6.18 if 1,500,000 units are sold;
*  $7.03 if 1,000,000 units are sold;
*  $7.95 if 600,000 units are sold; and
*  $8.22 if 500,000 units are sold.

In addition, current shareholders acquired their shares of stock at prices lower than those set forth in this offering. See "Dilution" for further information on dilution figures; See "Principal and Selling Shareholders" for details of how many shares were sold at prices differing from this offering.

     Risks of Low-Priced or Penny Stocks. If the trading price, if any, of the common stock were to fall below $5.00 per share, trading in the common stock would also be subject to certain rules promulgated under the Exchange Act of 1934. Those rules require additional disclosure by broker-dealers in connection with any trades involving a stock market price of less than $5.00 per share. Such rules require the delivery of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such delivery must occur prior to any transaction. Additional sales practice requirements are imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, and current bid and offer quotations for the penny stock. If the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing prior to effecting the transaction and in writing before or with the customer confirmation. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the common stock. This could severely limit the liquidity of the common stock and the ability of purchasers in this offering to sell the common stock in the secondary market.

     No Minimum Amount for This Offering. Because there is no minimum amount of units required to be sold in the offering, all the cash received will go directly to Cardinal to be used as described in "Use of Proceeds." While $80,000 of the total offering cost of $130,000 has previously been paid by Cardinal and will not be reimbursed to Cardinal from the proceeds of this offering, $50,000 of the costs of this offering will be paid from the proceeds. If only 5,000 or fewer units are sold, the result would be that all the proceeds will be used to pay the remaining expenses of the offering. The sale of fewer than 600,000 units would materially and adversely effect Cardinal in that Cardinal would be required to significantly limit its operational expenses, by curtailing significantly or deferring the Company's planned airline services. See "Use of Proceeds" for a more detailed discussion of how the cash received from this offering will be used.

                                USE OF PROCEEDS


     Set forth below is Cardinal's anticipated use of proceeds after deduction of estimated remaining offering expenses of $50,000. There is no minimum number of units that must be sold in the offering, and all funds will be paid directly to Cardinal. Since there are no minimum proceeds we may not be able to do anything discussed in this section.

     In the event all units offered herein are sold, Cardinal would receive $17,050,000 of net proceeds from this offering after deduction of possible fees paid to qualified broker-dealers and expenses of this offering. The net proceeds of this offering will be used for:

* expenditures for deposits and down payments on aircraft, equipment and inventory;
* development of maintenance and technical programs designed to comply with federal regulatory requirements;
* federal certification expenses;
* identifying, hiring and training of necessary labor force; and
* working capital and general corporate purposes.

     The amounts and timing of expenditures for each purpose is subject to the broad discretion of the management and will depend on factors such as the amount of net proceeds available to Cardinal and the effects of competition, many of which are beyond Cardinal's control. If only 5,000 or fewer units are sold, the result would be that all the proceeds would be used to pay offering expenses and Cardinal would attempt to obtain additional funding to continue implementing Cardinal's business plans as discussed in this prospectus.

     Because Cardinal has no minimum proceeds in this offering, it is possible that Cardinal will receive no funds or insufficient funds to enable it to effectuate its planned use of proceeds set forth above.

     Until required for operations, Cardinal's policy is to invest its cash reserves in bank deposits, certificates of deposit, commercial paper, corporate notes, U.S. government instruments, and other investment-grade quality instruments.

     Cardinal will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders.

     The following table represents Cardinal's use of proceeds from the sale of units in this offering. The columns for the unit sales of 30% and greater include startup costs and 90 days of revenue flight operations. This is to meet the D.O.T. Certification requirements of sufficient resources to cover all pre-operating costs plus the operating costs incurred by Cardinal during the first 3 months of normal operations. See "The Offering", "Use of Proceeds", and "Management's Discussion and Analysis or Plan of Operation".

                                    100%                75%            50%                 30%                 25%
Unit Sales                       1,900,000          1,500,000      1,000,000(1)        600,000(2)           500,000
Gross Proceeds from Offering     19,000,000         15,000,000     10,000,000          6,000,000            5,000,000
Less Offering Expenses               50,000             50,000         50,000             50,000               50,000
Maximum (possible) Commissions    1,900,000          1,500,000      1,000,000            600,000              500,000
                                --------------------------------------------------------------------------------------

Net Proceeds from Offering       17,050,000         13,450,000      8,950,000          5,350,000            4,450,000
Use of Net Proceeds
Flight Operations (3)            2,188,030           2,188,030      2,188,030          1,140,459
Fuel (4)                           863,244             863,244        863,244            446,622
Maintenance (5)                    810,435             810,435        810,435            399,582
Passenger Services and Station
     Operations (6)              1,769,371           1,769,371      1,769,371          1,037,902
Marketing, Sales and
   Advertising (7)                 714,922             714,922        714,922            452,417
General & Administrative (8)       834,998             834,998        834,998            659,018              450,000
Aircraft Deposits                1,080,000           1,080,000      1,080,000            540,000
Key Man Life Insurance              24,000              24,000         24,000             24,000               24,000
FAA  DOT Certification             350,000             350,000        350,000            350,000              350,000
Computer System Lease               50,000              50,000         50,000             50,000               50,000
Initial Promotions                 400,000             400,000        265,000            250,000
Working Capital                  7,965,000           4,365,000            -                  -              3,576,000
                                ----------         -----------      ----------         ---------           ----------
Proceeds Used                   17,050,000          13,450,000      8,950,000          5,350,000            4,450,000

(1) This represents the minimum proceeds needed to obtain FAA & DOT Certification and commence revenue operations with 2 MD-80 aircraft. No working capital is shown because all the proceeds would be used to obtain DOT certification.

(2) This represents the minimum proceeds needed to obtain FAA & DOT Certification and commence revenue operations with 1 MD-80 aircraft. No working capital is shown because all the proceeds would be used to obtain DOT certification.

(3) Flight Operations Expense Includes
         Flight Crew Cost of Labor
         Flight Crew Training
         Flight Support Personnel Cost of Labor
         Aircraft Lease Expense(estimated to be $135,000 per month per aircraft) Aircraft Hull Insurance

(4) Fuel Expense Includes
         Cost of Fuel
         Cost of Fuel Transportation and Storage

(5) Maintenance Expense Includes
         Maintenance Personnel Cost of Labor
         Cost of Maintenance Personnel Training
         Ground Equipment Lease Expense
         Maintenance Equipment Lease Expense
         Maintenance Data Base Fees and Publications

(6) Passenger Services and Station Operations Expense Includes
         Flight Attendant Cost of Labor
         Flight Attendant Training Expense
         Passenger Food Service Expense
         Station Ramp Services Expenses
         Terminal facilities Lease Expenses

(7) Marketing, Sales and Advertising Expense Includes
         Reservation and Ticket Agent Personnel Expense
         Staff Training Expenses
         Advertising
         Communications Systems Equipment Lease Expense
         Web Site and Data Base Expenses

(8) General & Administrative Expenses Includes
         Administrative Labor Costs
         Accounting
         Legal
         Office Expense
         Insurance - General Liability
                                       9

                                    DILUTION


     Dilution represents the difference between the initial public offering per share of common stock and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. Pro forma net tangible book value is the amount that results from subtracting the total liabilities of Cardinal from its total tangible assets after giving effect to common stock sold in a private placement. Dilution arises mainly from an arbitrary decision by Cardinal with respect to the ring price per share of common stock. In this offering, the level of dilution will be increased as a result of Cardinal's low net tangible book value prior to this offering.

     Based on the March 31,1999, financial statements the net tangible book value of Cardinal's stock prior to this offering was $49,430 or $.02 per share of common stock.

     Between June 10, 1998, and March 23, 1999, Cardinal sold 506,200 common shares for $0.50 per share to 34 purchasers in a private placement. We received a total of $253,100 in the private placement.

    If the maximum shares offered herein are sold, Cardinal will have 3,931,200 shares issued and outstanding upon completion of the offering. After giving effect to the sale of the shares of common stock offered hereby by Cardinal and the receipt and application of the estimated proceeds therefrom, net of estimated commissions and offering expenses of the offering, the post offering pro forma net tangible book value of Cardinal will be $17,099,430 or $4.35 per share or 44% from the offering price of $10 per share. Net tangible book value per share would increase to the benefit of present shareholders from $.02 prior to the offering to $4.35 after the offering, or an increase of $4.33 per share attributable to the purchase of the Shares by investors in this offering.

     The following table illustrates the estimated net tangible book value per share after the offering and the dilution to persons purchasing shares based on the foregoing maximum offering assumption:



                              1,900,000      1,500,000      1,000,000      600,000   500,000    As of March 31
                                units          units          units         units     units          1999

Offering price of
 common stock (per share)        10.00          10.00          10.00         10.00     10.00         10.00

Net  tangible  book  value         .02            .02            .02           .02       .02           .02
 per share  before  the
 offering

Increase per share               4.33           3.80           2.95          2.03      1.76
 attributable to
 payments by new
 investors

Pro forma net tangible           4.35           3.82           2.97          2.05      1.78
 book value per share
 after the offering

Dilution per share to new        5.65           6.18           7.03          7.95      8.22
 Investors

     The following table set forth as of March 31, 1999, after giving effect to the offering, the number of shares of common stock purchased from Cardinal, the total consideration paid and the average price per share paid by existing shareholders and by new investors on an as adjusted basis:

                                          Shares Purchased                  Total Consideration             Average
                                         ------------------                 --------------------            Price Per
                                     Number            Percentage         Amount        Percentage          Shares (1)
                                   ----------         ------------     -------------   ------------       -----------


Investors in this offering  ......  2,000,000             50.88%         $20,000,000       98.11%             $10.00

Current stockholders (2)  ........  1,931,200             49.12%             385,950        1.89%             $ 0.20
                                   ------------         -----------      -----------    ------------       -----------

Totals  ........................... 3,931,200               100%         $20,385,950         100%              $5.19




     (1) The average price per share is calculated by dividing the total consideration paid by the total number of shares purchased.

     (2) Sales by the selling shareholders in this offering would cause the number of shares currently held by existing shareholders (2,031,200), to be reduced to 1,931,200, or 49.12% of the total number of shares of common stock to be outstanding after this offering.


                                DIVIDEND POLICY


     Since inception, Cardinal has not declared or paid any cash dividends on its capital stock. Cardinal currently intends to retain any future earnings for funding growth and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth:

* the capitalization of Cardinal giving effect to the private placement of $267,629 which concluded on March 23, 1999; and

* the capitalization of Cardinal, as adjusted to reflect the issuance and sale of the common stock offered hereby at an assumed offering price of $10.00 per share. This table should be read in conjunction with the financial statements and related notes appearing elsewhere herein.

                               As of
                          March 31, 1999     June 30, 1998        June 30, 1997
              -----------------------------------------------------------------

Long Term Debt                $   0            $   0                 $     0

Shareholder's Equity

  common stock $.01
   par value, 50,000,000
   shares authorized,
   2,031,200 shares
   issued and outstanding     $  16,778        $  10,167             $ 4,908

Preferred Shares
   1,000,000 authorized
   100,000 Series A issued,
    900,000 unissued
    and undesignated as
    to series                 $   1,000        $  0                  $     0

Additional Paid-In
   Capital                    $ 249,851        $ 35,539              $     0

Retained Earnings            ($ 208,191)      ($ 21,706)            ($ 3,168)

Total Shareholder's Equity    $  59,438        $ 24,000              $ 1,740
Total Capitalization          $  59,438        $ 24,000              $ 1,740

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     We have made statements herein regarding the dates on which Cardinal anticipates commencing operations. With respect to such dates, Cardinal's management team has made certain assumptions regarding, among other things:

1)  the successful and timely completion of the offering,
2)  the approval of its FAA certification,
3)  the availability of adequate funding,
4)  the absence of delays in acquiring necessary equipment, and
5)  the availability of airport space available in an appropriate destination.

Cardinal's ability to commence operations on the dates anticipated is subject to certain risks, including the risks discussed under "Risk Factors." Actual airline activities may vary significantly from the current plans depending on numerous factors including changes in the costs of such activities from current estimates, the timing of regulatory submissions, the status of competitive services and the status of the economy in general.

     All of the above estimates are based on the current expectations of Cardinal's management team, which may change in the future due to a large number of potential events, including unanticipated future developments.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION


     The following discussion and analysis should be read in conjunction with the Financial Statements and the related Notes thereto included elsewhere in this prospectus. This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and in "Special Note Regarding Forward-Looking Statements."

Results of Operations
---------------------

     Cardinal is a development stage, airline company. Cardinal is considered to be in the development stage because we have devoted substantially all of our efforts to establishing the business plan, organization and raising capital.

     Since inception in February 1997 our efforts have principally been devoted to organization, development and raising capital. Cardinal has not received any revenues from flight services, and does not expect any of its flights to be commercially available until 600,000 units are sold. From inception through March 31, 1999, we have sustained cumulative losses of $208,191 of which $85,900 was for consulting fees, $73,552 was for professional fees, $23,320 for rent, $7,838 for supplies, $8,561 for utilities, $5,610 in depreciation, $9,168 for miscellaneous expenses, and $50 in taxes. These losses have resulted primarily from expenditures incurred in connection with general and administrative activities, organization and development, trademark registration and offering costs.

     Between June 10, 1998, and March 23, 1999, Cardinal sold 506,200 common shares for $0.50 per share to 34 purchasers in a private placement. We received a total of $253,100 in the private placement.

     A quarterly comparative analysis for results of operations provides no additional information. Since inception we have been a development stage company and there have been no significant developments which would allow for a comparative analysis of the interim financial statements.

     We expect to incur substantial costs in the future resulting from the acquisition of aircraft, equipment, agreements with airport service providers such as baggage handling, and fuel service. Additional expenses will include airport facilities, maintenance costs, and marketing. There can be no assurance that Cardinal will ever achieve profitable operations.

     To date, Cardinal has not marketed or generated revenues from the commercialization of any service. Our current planned flights will not begin until at least one month after 600,000 units of this offering are sold.
During this period following the sale of 600,000 units, we expect to hire additional personnel. Depending on how rapidly units are sold, we may also be finalizing arrangements for aircraft which could increase the time in which scheduled operations would begin.

     Cardinal has only a limited operating history upon which an evaluation of its prospects can be based. The risks, expenses and difficulties encountered by companies at an early stage of development must be considered when evaluating Cardinal's prospects. To address these risks, Cardinal must, among other things, successfully develop and commercialize its services, secure all necessary proprietary rights, respond to competitive developments and continued government regulation, and continue to attract, retain and motivate qualified persons. There can be no assurance that we will be successful in addressing these risks. See "Risk Factors" for additional discussion of how the limited offering history may affect investment in Cardinal.

     Our operating expenses will depend on several factors, including the level of aircraft maintenance and repair expenses. Development of Cardinal's planned flights will depend upon economic factors which we cannot predict. Management may, in some cases, be able to control the timing of developmental expenses, in part, by controlling growth. As a result of these factors, we believe that period-to-period comparisons are not necessarily meaningful and should not be relied upon as an indicator of future performance. Due to all of the foregoing factors, it is possible that our operating results will be below the expectations of market analysts, if any, and investors. In such event, the prevailing market price, if any, of the common stock would likely be materially adversely affected.

Liquidity and Capital Resources
-------------------------------

     Until such time that Cardinal receives the proceeds of this public offering or other financing, it will continue to operate on a limited basis. Cardinal's approximate monthly expenditures during this interim development period are approximately $17,000 per month. Without additional funding, the Company can maintain its present operating level through the end of December, 1999.

     Cardinal can delay the majority of the expenditures which are necessary to carry out its business plan until adequate funds are on hand or appear to be available. Put another way, Cardinal will delay incurring significantly greater costs than its present expenditures of $17,000 per month, such as additional personnel and the purchase or lease of aircraft, until funds are available from this offering. The bulk of FAA certification expenses will be incurred when sufficient funds are available. For example, training periods for Cardinal's pilots and flight attendants are approximately two weeks, because the time between which Cardinal acquires aircraft and necessary maintenance and modifications are made will be significantly longer than 60 days. Expenditures relating to aircraft and certification will be made prior to crew and maintenance salaries being incurred. If Cardinal determines that the offering is not likely to raise at least $5.35 million, it will defer flight-related and certification expenses to seek additional financing or revise its Business Plan to provide for the use of less expensive aircraft.

     Cardinal has incurred negative cash flows from operations since its inception. We have expended and expect to continue to expend in the future, substantial funds to complete our planned service development efforts. Our future capital requirements and the adequacy of available funds will depend on numerous factors including:

* the successful commercialization of planned flights
* obtaining sufficient funding to acquire aircraft and equipment
* fuel price and availability
* hiring qualified personnel
* keeping pace with government regulation
* obtaining adequate insurance
* the development of contractual agreements with airports
* use of airport service providers

     In the event our plans change or our assumptions change or prove to be inaccurate or the proceeds of this offering prove to be insufficient to fund operations, we could be required to seek additional financing. The terms and prices of any additional financing may be significantly more favorable than those of the units sold in this offering. Cardinal does not have any material committed sources of additional financing, and there can be no assurance that additional funding, if necessary, will be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay, scale back, or eliminate certain aspects of our operations. If adequate additional funds are not available, Cardinal's business, financial condition, and results of operations will be materially and adversely affected.

     Cardinal may receive additional funding under the provisions pertaining to the exercise of the warrants which are part of the units offered herein. See "Warrants" for the terms of warrant exercise and pricing information.

    Currently, we have no plans to sell or issue any additional preferred stock.

     The net proceeds from the sale of 600,000 units in this offering is estimated to be the minimum amount necessary to begin operations. If fewer than 600,000 units are sold, then we would use the proceeds to pay the offering expenses and possibly commissions. Any remaining proceeds would be used to secure additional funding to implement Cardinal's business plan or to amend the plan and operate with less expensive aircraft or contract services.

                                    BUSINESS

History
-------

     Cardinal Airlines, Inc. was organized as a Delaware corporation in February 1997. To date, all activities have been organizational and developmental in nature. Cardinal was formed to provide non-stop air service between Melbourne International Airport and certain key high yield destinations. Initial service is planned between Melbourne International Airport and Baltimore Washington International Airport, providing four peak departures and arrivals from each city daily. By carefully selecting its markets, offering high levels of customer service, controlling growth and efficiently using its resources, Cardinal believes it can profitably offer airline services from Melbourne, Florida.

Industry Conditions and Competition
-----------------------------------

     The airline industry has experienced unprecedented growth and profits over the last few years. Two basic reasons for this growth and profits are fuel costs and an upturn in the economy. The cost of fuel greatly affects operating costs. Demand for air service increases in a healthy economy.

     Cardinal's business plan primarily focuses on the business passenger who does not have the luxury of booking flights well in advance to get a low fare and desires a higher level of service. While business travel, as a rule is not discretionary, it generally diminishes during unfavorable economic times as businesses tend to tighten cost controls. We anticipate, based on our experience and DOT reports, that the weakest travel periods for business will generally be during the months of January, May, and September. Leisure travel is highly discretionary and may be subject to seasonal variations. Non-business pleasure travel generally increases during the summer months and at holiday periods.

     The Airline Deregulation Act of 1978 made the airline industry highly competitive. It substantially reduced government regulation of domestic routes and fares, and increased the airlines ability to compete with respect to fares, destinations and flight frequencies.

     Most major airlines today have complex hub systems, with several different type and sizes of aircraft and partner with commuter airlines to feed passengers to their hubs and code share ticketing to the final destinations. The major airlines smaller jet aircraft usually serve secondary cities with commuter aircraft serving the smaller cities and towns. Commuter aircraft usually carry nineteen passengers. Flights between the hub and small towns, small cities and secondary cities are usually operated on higher her frequencies to coordinate service with connecting flights to and from the hub to other destinations and hubs. This system allows airlines to:

* serve more destinations,
* capture a greater share of the passenger market, and
* produce greater revenues.

Most major hub cities are dominated by a single large carrier, such as Delta Air Lines in Atlanta.

     Hub systems are complex and inherently require flights that are not profitable to meet scheduling requirements. These flights may be scheduled for inconvenient times, or use an aircraft which has a greater capacity than required for the flight. These flights increase operating costs which must be offset by the flights with high load factors and profits. In an attempt to increase load factors on these flights, airlines operating hub systems have contrived restrictive, conditional and complicated fares. Low fare tickets encourage airline use for flights with low load factors. Additionally, having multiple classes of service, such as First Class, Business Class, and Coach creates a complex reservations system that can be very frustrating to passengers.

     Airlines that do not operate a hub system such as Southwest Airlines have various operating strategies, most operate a direct flight system with usually one class of minimal service, no frills, and aircraft configured with high density seating. These airlines usually avoid highly serviced routes and generally choose routes that fill a niche market.

     To operate a profitable low fare airline, high load factors and low operating costs must be maintained. Marketing substantially lower fares, direct and consistent service can be very effective in maintaining high load factors. Most low fare carriers, large and small, are very cost effective by focusing on managing the airline, and outsourcing or contracting a majority of operations and services.

     Melbourne International Airport is presently serviced by two airlines, Delta Air Lines, a major air carrier that operates a hub system and Spirit Airlines, a small low fare air carrier. Delta Air Lines provides several daily flights to Atlanta their major hub and flights from Atlanta to Cardinal's planned destinations. Spirit provides two daily non-stop flights to New York's LaGuardia Airport. Initially, Cardinal does not plan to provide service to the New York LaGuardia Airport, but does plan to provide non-stop service to one of New York's key airports. There can be no assurance that Delta, Spirit, or other airlines will not provide additional service to Melbourne International Airport.

Company Strategy
----------------


     Cardinal Airline's strategy is to focus on the business traveler who usually does not have the luxury to book flights well in advance or to comply with the highly restrictive conditions of low priced tickets. Because of this, business travelers are usually forced to purchase a high priced full fare coach ticket which offers a low level of service, or an extremely high priced first class ticket that offers excellent service. Some airlines on some flights offer a limited number of Business Class seats that provide more comfortable seating and a higher level of service than coach. This is a desirable choice for the business traveler, but often unavailable.

     Cardinal believes that by developing a low cost highly efficient airline it will be able to offer its passengers excellent service at a reasonable price, while producing substantial profits. We plan to have a simple, straight forward relationship with our customers offering full fare one price per destination tickets that will approximate the cost of advanced restricted "coach" fares of major airlines. Advanced tickets usually indicate 14 days or more prior to the
flight.   The Passengers Bill of Rights which is before Congress at this time, outlines airlines shortcomings in their relationship with passengers. Cardinal wants to be recognized as an airline dedicated to safety, that provides a high level of service and has an excellent relationship with its customers.

     We believe that by offering the highest levels of safety and customer service, as well as non-stop flights to key destinations, load factors would be maximized. Cardinal will offer only one class of service which will be equivalent to First Class service offered by other airlines. Cardinal will configure its aircraft with large first class seats and specialized galleys to facilitate serving excellent meals with complimentary champagne and wine.

     Cardinal intends to support its flights by attracting customers now being served by other airlines serving the Melbourne and Orlando airports. Melbourne International Airport's air service area includes seven Florida counties with an air service market of approximately 800,000 passengers. In a July 1997 study conducted by SH&E Air Transport Consultancy for the Melbourne International Airport, three of the top proposals SH&E made were:

o    Improve Washington D.C. service to Non-Stop
o    Expand service to the New York market
o    Aggressively pursue having an airline headquarter in Melbourne

     The same SH&E study estimates that 70% of Melbourne passengers are diverted to Orlando every year. Further, a July 1997 survey of businesses in the Melbourne air service market, conducted by the Melbourne - Palm Bay Chamber of Commerce, showed that 76.3% of the businesses surveyed would commit 100% of their travel resources to the Melbourne International Airport provided timing and rates were comparable with other airports. Because of these results, we believe that Cardinal can not only meet but also exceed our anticipated break even load factor of 42%.

     We will place special importance on the selection of new employees. Cardinal believes that by hiring qualified employees with a structured employment program that allows for career advancement and job security; and providing proper training, necessary resources, and a safe pleasant work environment, that it will be able to develop and maintain a highly productive workforce. We intend to develop a cafeteria style employee benefits program, that would add significant valuable benefits to the employees, and meet individual needs without hindering Cardinal's ability to maintain profit levels. This may include programs such as excellent employee child care, insurance, retirement benefits, stock options, and company sponsored clubs and organizations. Cardinal believes such employee programs will promote loyalty and productivity.

     Cardinal believes that a simplified corporate structure with limited tier levels will promote excellent communications and interaction throughout the entire workforce, allowing Cardinal to benefit from its employees' experience. Cardinal has not established an employee benefits plan at this time. We plan to implement comprehensive employee benefit programs when airline operations commence.

     Cardinal has selected EQUALS, a mature, fully integrated, year 2000 compliant, automated, turn key airline software system used by several small airlines and the Colombian Air Force, which provides for complete airline capabilities and functions. This is a unified system that operates on readily available generic IBM compatible computers, is designed to provide for growth and expansion, and is simple to learn and operate. The EQUALS system covers the entire spectrum of airline operations including customer services, flight operations, ground operations, maintenance, inventory control, and communications. As an example, it provides for automated reservations and ticketing, with connectivity to travel agents and remote operating sites.
Travel agents will not be required to obtain additional software to interface with our system. We believe that our ability to begin operations using a simple, reliable, unified system will provide significant cost savings and a competitive edge over other airlines using more complicated systems which have evolved over a period of years.

     Cardinal will outsource services where it is more cost effective or productive. These services may include:

*    baggage handling,
*    ground handling,
*    certain aircraft maintenance and,
*    specialized personnel training.

Outsourcing these services is common practice in the airline industry and is usually cost effective. However, we will be dependent on these contractors' performance. See "Risk Factors - Dependence on Service Contractors" for a discussion of this risk.

Geographic Market
-----------------

     Cardinal, based in Melbourne Florida, will initially provide service to large key markets in the Eastern United States. Service between these prominent markets and central Florida historically provides some of the highest passenger and fare yields. We believe that Melbourne International Airport is strategically located to capitalize on the significant business markets of Central Florida, with an additional advantage of the close proximity to many notable tourist attractions, such as:

*    Kennedy Space Center,
*    Port Canaveral,
*    Beaches, and
*    major Orlando Theme Parks.

Fares, Route System, and Scheduling
-----------------------------------

     Cardinal will offer a simple full fare, one class open ticket without restrictive conditions and a single price per destination. Initially, all flights will be non-stop. Cardinal plans to commence flight operations with non-stop service between Melbourne International Airport and Baltimore Washington International Airport, then add service to the New York market. Cardinal has begun negotiations with Baltimore Washington International Airport and believes that gate and maintenance areas can be leased on favorable terms. One of the most common mistakes by new carriers is uncontrolled growth. Maintaining a steady, controlled growth, Cardinal would add additional service to other prominent markets throughout the Eastern United States. Flights will be scheduled to provide significant and convenient service to these markets.

Marketing
---------

     Cardinal plans to add additional safety equipment to its aircraft which exceeds the mandated requirements of the FAA, such as fire and smoke detection in all cargo and baggage compartments, and equipment designed for the flight crew to deal with smoke in the aircraft's cockpit. Flight crews will be trained in the proper use of certain emergency medical equipment that will be on all company aircraft. We believe our planned configuration of the aircraft with fewer, more comfortable seats, is also inherently safer.

     Cardinal plans to maximize the effectiveness of its marketing by concentrating on passenger potential areas surrounding destinations served by it. Cardinal will use local cost effective media such as:

*    newspaper and magazine advertisements,
* radio advertisements during the morning and afternoon commuter rush hours, and
*    billboards on prominent highways in potential market areas.

     Additionally, by direct contact and promotions, Cardinal will nurture a preferred airline relationship with;

*    area businesses,
*    clubs, and
*    governmental agencies.

     We believe visibility and recognition are extremely important in marketing, especially for a new airline. Cardinal believes that by painting its aircraft a vivid Cardinal red color they will be highly visible parked at the gate, taxiing, and in flight. Cardinal's bright red aircraft will actually act as a logo, and be identified even from a distance.

     The ease of making reservations and ticketing is a crucial part of capturing the largest possible market share. Cardinal believes an efficient and reliable automated reservations system with connectivity to travel agents and the Internet will increase initial and repeat use of its airline services.
All reservations, counter, and gate positions will be adequately staffed with competent, friendly, and courteous personnel. Programs will be developed with travel agents that provides incentives to book customers with Cardinal.

Management believes customers should have as many viable means of booking a flight as possible such as through a national toll free number, the Internet and travel agents. Cardinal will attempt to make purchasing a ticket as convenient and customer friendly as possible as this is an important part of the travel experience. Complete customer satisfaction will be a company objective. Cardinal believes that word of mouth can be the most effective advertising.

Aircraft Acquisition
--------------------

     We believe, to be cost effective, Cardinal should only operate one type of aircraft. Operating one type of aircraft should significantly lower maintenance and crew training costs. Cardinal has identified sources, general availability, and average cost to lease or lease/purchase used MD-80 series aircraft. We believe that two MD-80 series aircraft with approximately 30,000 to 35,000 flight hours, can be located, acquired and configured to our specifications to commence flight operations. The frequency of scheduled maintenance on these aircraft should be the same as on a new aircraft. The amount of maintenance performed on a scheduled maintenance visit may be slightly higher. Cardinal can perform all routine scheduled maintenance without removing the aircraft from service except for extensive maintenance visits that are required approximately every 2500 flight hours which equates to 9 to 10 months of service. The aircraft will be out of service for approximately 10 days to complete this maintenance. Cardinal will make arrangements for a substitute aircraft during this time. See "Risk Factor Limited Number of Aircraft" for a discussion of potential problems with replacing the aircraft when they are out of service.

Maintenance and Repairs
-----------------------

     Cardinal plans to operate MD-80 series aircraft, which are modern commercial airliners, used extensively in the airline industry, with more than 1100 currently in service.

     Cardinal will have maintenance operations managed and staffed by seasoned airline personnel that will perform routine daily and turn-around maintenance. Overhauls and heavy maintenance that require extensive maintenance facilities will be outsourced to reputable, FAA approved companies certified to perform maintenance on MD-80 series aircraft and engines. Cardinal will maintain a presence of Quality Assurance personnel on site to insure all work performed meets the requirements of Cardinal Airline's Maintenance Program. Cardinal has not made any agreements with maintenance organizations that are certified to perform maintenance on MD-80 series aircraft and engines.

     Cardinal plans to maintain an inventory of spare parts to support its maintenance operations and will also rely on FAA approved vendors and manufactures for additional parts requirements. We believe replacement parts are available in sufficient quantities. There can be no assurance that these industry conditions will continue.

Fuel
----

     Aircraft fuel is expected to be Cardinal's largest operating expense. Jet fuel costs and availability, being subject to world economic and political conditions, cannot be predicted with any degree of certainty. Cardinal will attempt to enter into agreements with fuel suppliers to stabilize fuel costs. An increase in fuel prices or a diminished supply could have a material adverse effect on its operations.

Insurance
---------

     Cardinal plans to maintain insurance policies of the type customary in the industry in amounts adequate to meet DOT requirements and to protect Cardinal against loss of property and life. The policies will provide coverage for public liability, passenger liability, baggage and cargo liability, property damage, including coverage for loss and damage to its flight equipment, and worker's compensation insurance. However, there is no assurance that the amount of insurance carried by Cardinal will be sufficient to protect it from material loss.

Government Regulations
----------------------

     Under United States Federal Statute, any one who wants to provide air transportation service as an air carrier must first obtain two separate authorizations from the Department of Transportation: 1) the safety authorization, in the form of an Air Carrier Certificate and Operations Specifications from the FAA and 2) the economic authorization, from the Office of the Secretary of Transportation (the Department), in the form of a certificate for interstate passenger and/or cargo authority issued under the Federal Statute. A certificate authorizing interstate air transportation may be issued after a finding by the Department that the applicant is "fit, willing and able" to perform the proposed service.

* "Air Transportation," as defined by Federal Statute, means the transportation of passengers or property by aircraft as a common carrier for compensation, or the transportation of mail by aircraft, in interstate air transportation.

* "Interstate air transportation," as defined by Federal Statute, means operations between place in a state, territory, or possession of the United States and another state, territory, or possession of the United States. Cardinal plans to only provide air transportation services within the United States, its territories or possessions.

*    Federal Statute defines a "citizen of the United States" as:

     an individual who is a citizen of the United States;
     a partnership each of whose partners is an individual who is a citizen of the United States; or a corporation or association organized under the laws of the United States or a state, the District of Columbia, or a territory or possession of the United States. It must have a president and at least two-thirds of the board of directors and other managing officers who are citizens of the United States. At least 75 percent of the voting interest must be owned or controlled by persons who are citizens of the United States.

     Cardinal's President and Board of Directors are U.S. citizens and we anticipate that a majority of the public investors will be U.S. citizens.

     Cardinal will be required to provide information to the Department to assess the financial position and its understanding of the costs of starting its operations. Prior to being granted an effective certificate, Cardinal must provide independent, third-party verification, that it has available to it resources sufficient to cover all of its pre-operating costs and the operating expenses that are reasonably projected for three months of normal operations. In calculating available resources, projected revenues cannot be included.

     Once Cardinal has been found fit initially, it becomes subject to the requirements of Federal Statute which require that Cardinal must remain fit in order to continue to hold its authority to provide air transportation services. The Department will require Cardinal to provide a progress report twelve (12) months after it commences operations. This report would include:

*    information on Cardinal's then current operations,
*    a summary of how its operations have changed during the year,
* a discussion of any changes it anticipates during its second year of operations,
*    its second year current financial statements, and
* information on whether Cardinal had undergone any changes in ownership or management.

     Cardinal will submit application to the proper authorities for the necessary certification to operate a domestic airline. We believe we will be able to obtain and maintain the proper certifications. If we are delayed or unable to meet these requirements we would not be able to operate as an airline under our own certificate.

     According to the DOT informational packet, How to Become a Certified Air Carrier, dated September, 1998,

          "Before being granted an effective Certificate, an applicant must provide independent, third-party verification that it has available to it resources sufficient to cover all of its pre-operating costs plus the operating expenses that are reasonably projected to be incurred by the applicant during three months of "normal" operations."

We estimate that the funds necessary to meet this DOT certification requirement and therefore to begin operations are approximately $5,350,000. This is equivalent to the net proceeds for the sale of 600,000 units.

Year 2000
---------

     Defective date programming in computer hardware and software might cause problems in the year 2000. Date errors may impact computer applications and also production resources, and the procedures of outside suppliers and independent contractors. Importantly, it is not always known where such date information is used.

    Cardinal has entered into a letter of intent for its ticketing system and has received written assurance that this system is year 2000 compliant. Melbourne International Airport, Baltimore International Airport and First Union Bank have also stated that they are Year 2000 compliant. The MD-80 series aircraft and the EQUALS Airline Computer Software system, are year 2000 compliant. We will continue to request written assurances of year 2000 compliance from all software, hardware and information technology vendors.

    Cardinal plans to conduct regular back-ups of ticket sales throughout 1999 and immediately prior to the year 2000 to preserve previously received reservations. We will not make significant changes in operation, such as adding destinations or flights, during the period immediately before and after December 31, 1999. As a contingency we will prepare to adjust flight schedules just as the FAA has stated it would reduce air traffic capacity before compromising the safety of the National Airspace System. The FAA has adopted the U.S. Government Accounting Office's recommended five-phase repair process to address the Year 2000 issue, the final phase is scheduled to be complete on June 30, 1999. Cardinal has completed the necessary evaluations under the FAA's Year 2000 5-Phase Repair Approach. The 5 phases are:

     1    Awareness
     2    Assessment
     3    Renovation
     4    Validation
     5    Implementation

Miscellaneous
-------------

     All air carriers are also subject to certain provisions of the Communications Act of 1934, as amended, because of their extensive use of radio and other communication facilities, and are required to obtain an aeronautical radio license from the Federal Communications Commission. To the extent Cardinal is subject to FCC requirements, it will take all necessary steps to comply with those requirements.

    Cardinal's operations may become subject to additional federal requirements in the future under certain circumstances. For example, Cardinal's labor relations are covered under Title II of the Railway Labor Act of 1926, as amended, and are subject to the jurisdiction of the National Mediation Board. During a period of past fuel scarcity, air carrier access to jet fuel was subject to allocation regulations promulgated by the Department of Energy. Cardinal is also subject to state and local laws and regulations at locations where it will operate and the regulations of various local authorities that operate the airports it will serve.

Properties
----------

    Cardinal leases approximately 2,200 square feet of office space at its principal address for general corporate and operational use at a current monthly rent of approximately $1,250.00 under a lease which expires July of 1999. Cardinal is presently negotiating leases for counter, office, gate, maintenance and hangar facilities at Melbourne, and Baltimore Washington, International Airports. Some facilities may be subleased from other airlines. Cardinal believes that sufficient and adequate facilities exist at most airports currently under consideration which can be leased on favorable terms.

Service Marks
-------------

     Cardinal has filed intent to use service mark applications for "Cardair," "Dedicated to Safety and Service" and "The Little Airline with the Big Seats." There is no assurance that the U.S. Patent and Trademark Office will approve these service marks.

Legal Proceedings
-----------------

     There are no legal proceedings pending in which Cardinal is a party or of which any of its property is the subject of any legal proceeding.

                             AVAILABLE INFORMATION

     Cardinal has filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto, certain portions having been omitted as permitted by the rules and regulations of the SEC. For further information with respect to Cardinal, the common stock offered hereby, the registration statement, including the exhibits and financial statement schedules thereto, contact the public reference facility maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 where these materials may be inspected without charge. Copies of such material may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at the prescribed rates. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                                   MANAGEMENT


     The following table contains the name, age and position with Cardinal of each executive officer and director as of the date of this prospectus. All the officers will be employed full-time by Cardinal. The respective backgrounds of the officers and directors are described following the table.

                         Age                 Position

Lawrence A. Watson       52       Chairman of the Board, President, CEO
H. Lawrence Mason        46       Chief Financial Officer, Vice-President
                                  Finance, Secretary, Treasurer
Vincent T. Paris         51       Vice-President Logistics Support, Director
Ted A. Walker            55       Vice-President Properties and Facilities,
                                  Director
Thomas L. Vandervelde    63       Vice-President Safety & Regulatory Compliance
David  A. Linsley        61       Vice-President Flight Operations
John J. Pertschi         52       Vice-President of Maintenance
Jack H. Freeman          68       Vice-President of Quality
Ronald J. Newbold        38       Vice-President Investor Relations
Dennis M. Cunningham     51       Chief Pilot
Karen D. Glover          35       Director of In-Flight Services
John J. Ryff             38       Director of Stores

     Lawrence A. Watson has been Chairman of the Board and Chief Executive Officer of Cardinal since its inception in February 1997, and President since March of 1997. He is a multi-engine, instrument rated commercial pilot with extensive experience in the aviation industry. Mr. Watson in 1990 was one of the Founders of Allied Aviation Inc., a commercial aircraft parts company, where as Vice President of Corporate Development he organized the management team,directed two private placements, and researched and developed new business. He has been a member of Allied's Board of Directors since 1990. Mr. Watson was a F.A.A. Air Traffic Controller at the Miami Air Route Control Center from 1970 to 1976.

     Dr. H. Lawrence Mason has been Secretary Treasurer, Director, Vice-President of Finance and Chief Financial Officer of Cardinal since
March of 1997. Dr. Mason has held a wide variety of research, engineering, administrative, and executive level positions in various corporate settings.
 He was Vice President of Finance from 1990 to 1996 for Allied Aviation, Inc. and currently holds a position on the Board of Directors. Dr. Mason was President and C.E.O. of Florida Design Build Systems, Inc. from 1985 to 1992. He was President and C.E.O. of F.D.C.S.I. from 1984 to 1989. Dr. Mason attended the University of Kentucky, the University of South Florida, University of Louisville Graduate School and School of Medicine/Dentistry.

     Vincent  T.  Paris has been a member of Cardinal's  Board of   Directors
since March of 1997. Mr. Paris has been involved in our development is a consultant since March of 1998 and will become the Vice-President of Logistics Support after the completion of this offering. Mr. Paris began his aviation career in 1964 with the United States Navy. Mr. Paris held numerous managerial and executive positions in the throughout his career. Mr. Paris was employed by Allied Aviation, Inc. from 1992 to 1998 he was the Vice President of Operations from 1994 to 1998, and was also a member of the Board of Directors. From 1990 to 1992 he served as Director of Quality Assurance for Pan American Airways Surplus Parts Subsidiary "Allmat International." Mr.
Paris was involved with several start up established operations in the past. He has a Bachelor of Science degree in Technology from Florida International University.

     Ted A. Walker has been a member of Cardinal's Board of Directors since March of 1997 and will become the Vice-President of Properties and Facilities after the completion of this offering. Mr. Walker graduated from South Florida Junior College with an Associate of Arts degree in Business in 1968. He was a Staff Sergeant in the United States Army and after leaving the Army became a FAA Air Traffic Controller from 1970 to 1981. Since 1981, Mr. Walker has been President and C.E.O. of Add Fire Inc., which he founded in that year. He is also very active in many trade organizations and Community projects.

     Thomas L. Vandervelde is currently a consultant for Cardinal, assisting Cardinal to obtain the 121 Air Carrier Certificate from the F.A.A. and the Economic Authority from the Secretary of Transportation (D.O.T.). After Cardinal obtains its Certifications Mr. Vandervelde will become the Vice President of Safety & Regulatory Compliance. Mr. Vandervelde was with the Federal Aviation Administration for 35 years, and held various positions in the Flight Standards District Offices. Since his retirement in 1991 from the Federal Aviation Administration, Mr. Vandervelde has held various top level management positions with Tech.Ops. International, Michael Goldfarb and Associates, and InterFlight Services. Mr. Vandervelde has assisted in the Part 121 Certification process of several start-up airlines. He has developed interactive database maintenance programs for commercial aircraft, and has conducted numerous safety compliance audits and provided recommendations to several large commercial aviation operators.

     David A. Linsley will become the Vice-President of Flight Operations after the completion of this offering. Mr. Linsley has over 40 years of flying experience, including a distinguished career as military pilot in the United States Marine Corp. from 1958 to 1967 where he flew more than 120 combat missions over Vietnam. His career as a Commercial Airline Pilot began in 1967 with United Airlines. He retired as a Senior Captain in 1997 after 30 years of service. Mr. Linsley has over 18,000 hours of accident and incident free flying with over 5300 hours as Pilot in Command. Mr. Linsley Graduated from San Diego State University with a B.A. in English. Mr. Linsley is the Founder and President of the Pegasus Fear of Flying Foundation. He is also Editor and publisher of Pegasus Magazine, a travel and entertainment magazine for airline employees worldwide.

     John J. Pertschi will become the Vice-President of Maintenance after the completion of this offering. Mr. Pertschi has more than 35 years of experience in the aviation maintenance business. Mr. Pertschi was a jet mechanic in the United States Air Force from 1963 to 1967. Mr. Pertschi has held several key managerial positions with a major airline, start up airlines and maintenance facilities. From 1968 to 1983 Mr. Pertschi worked for Continental Airlines and was the Line Maintenance Supervisor from 1981 to 1983.
Mr. Pertschi left Continental to take a position as Manager of Technical Services for a new start up airline; Frontier Horizon, Inc. Mr. Pertschi was also a manager of aircraft maintenance for Evergreen Air Center, Inc., Director of Maintenance for Jetborne Aircraft Leasing, Inc. from 1986 to 1989, and Director of Maintenance for Carnival Airlines from 1989 to 1992. From
1993 to 1999,  he was  Assistant Director of Maintenance  and Production
Control Operations Manager for Commodore Aviation.

     Jack H. Freeman will become the Vice-President of Quality after the completion of this offering. Mr. Freeman has more than 39 years of experience in airline maintenance operations. Mr. Freeman began his career in 1948 as an aircraft mechanic in the United States Navy. His career in commercial airline operations began in 1957 with Delta Airlines and he was with Delta until in 1994. Mr. Freeman was an aircraft mechanic until 1970, at which time he was assigned to the inspection department. While in the inspection department he inspected all fleet aircraft for airworthiness, including identifying any aircraft engine and systems malfunctions and instituted corrections. Delta's fleet included Boeing 727, 737, 747, 757,767, Douglas DC-8, DC-9, DC-10 MD-80,
and Lockheed L-1011 aircraft. Mr. Freeman had assignments as Quality Control Representative for Delta at the Douglas and Lockheed Aircraft Factories, where he was responsible for aircraft inspection during their construction. Additionally, he was an inspector for Delta at the Boeing Aircraft Company. Since his retirement from Delta in 1994, Mr. Freeman has been engaged as a consultant and inspector for several aviation companies.


     Ronald J. Newbold has worked as a consultant for Cardinal since October 1998, and was appointed Vice-President of Investor Relations on December 1st 1998. Mr. Newbold has an extensive background in sales, marketing and business management and has held numerous management positions. He has developed programs for streamlining operational procedures. Mr. Newbold has designed several database and network systems to track aircraft, inventory's, as well as sales and marketing of products. He has to developed markets and accounts for new and existing product lines. Mr. Newbold graduated from Wichita State University with a Bachelor of Business Administration in Marketing. From September 1992 through March 1995, Mr. Newbold was employed at Dallas Aerospace engaging in commercial aircraft parts and engine sales. Following that, Mr. Newbold worked for thirteen months at AmTec as a Sales Manager. From April 1996 until April 1997, he was engaged in the same position for Kellstrom, Inc. He then worked for Allied Aviation, Inc. as Marketing Manger for commercial aircraft parts.

     Dennis M. Cunningham will become the Chief Pilot after the completion of this offering. Mr. Cunningham has over 28 years of experience in airline operations and flight training, with a total of over 15,000 flight hours and 10,884 hours as Pilot in Command. Mr. Cunningham began his commercial airline career in 1970 with Air New England until 1980. Mr. Cunningham is experienced with all aspects of Airline Certification, Simulator Training, Proficiency Checks, Instructor Pilot. Responsible for training pilots during Initial Operating Experience and Flight Training. Mr. Cunningham has extensive experience on both Domestic and International Routes. He also has endorsements by the FAA as an Instructor Pilot/Check Airman on the DC9/MD80 and Simulator Instructor on both DC-9 and L-1011. Mr. Cunningham has previously assisted in establishing a training department and participated in developing Operational Manuals, Training Syllabuses and Crew Instructions. From 1990 to 1995 Mr. Cunningham served as Captain/Instruct or Pilot for Saudi Arabian Airlines, from 1995 to 1996 was Captain for Caribjet, from 1996 to 1997 Project Manager/Check Airman for Nations Air, from 1997 to 1998 Captain for Gemini Air Cargo and is currently flying for TradeWinds Airlines.

        Karen D. Glover will become the Director of In-Flight Services after the completion date of this offering. Ms. Glover began her career as a Flight Attendant with Ansett Australian Airlines in 1985 and was employed there until 1991. From 1991 to 1993 Eva Airways employed her as an Instructor. She is qualified as a flight attendant on 7 aircraft types. While with Ansett, she was a member of the Cabin Safety Committee. Ms Glover has held several positions in all aspects of In-Flight Services, from assisting in developing an In-Flight Department, Crew Scheduling, Training, Safety and Standards Compliance. She has
 developed, written, and revised Flight Attendant Manuals, Training manuals, in addition to developing Standards Programs.

        John J. Ryff has worked as a consultant for Cardinal and will become Director of Stores after the completion of this offering. Mr. Ryff served for 13 years in the United States Marine Corps and achieved the rank of Sergeant. The last position he held was Maintenance Control Chief where his duty was overseeing the units Material Support and Supply Division. Upon
leaving the Marine  Corps,  in December  1993,  Mr. Ryff was   employed by
Allied Aviation,  a supplier of  commercial  aircraft  parts.  Mr.   Ryff was
initially employed as the Inventory Control Manager, then appointed to the company's sales department and later promoted to Sales Manager until June of 1998.

Summary of Cash and Certain Other Compensation



                                                                          Long-Term
                                          Annual    Compensation     Compensation Awards               Restricted  Securities
                      Fiscal   Deferred    Cash     Other Annual      Stock      Underlying          Bonus LTIP Payouts Other
Name                   Year1    Salary    Salary    Compensation     Awards     Options/SARs

Lawrence A Watson      1997     -----     ------     ----------      ------      ----------          ----  ---- -----    ----
                       1998     -----     ------     ----------      ------      ----------          ----  ---- -----    ----
                       1999     -----   $ 3,000      ----------      ------      ----------          ----  ---- -----    ----
H. Lawrence Mason      1997     -----     ------     ----------      ------      ----------          ----  ---- -----    ----
                       1998     -----     ------     ----------      ------      ----------          ----  ---- -----    ----
                       1999     -----     ------     ----------      ------      ----------          ----  ---- -----    ----
Vincent T. Paris       1997     -----     ------     ----------      ------      ----------          ----  ---- -----    ----
                       1998     -----     ------     ----------      ------      ----------          ----  ---- -----    ----
                       1999     -----   $ 41,400     ----------      ------      ----------          ----  ---- -----    ----
Ted A. Walker          1997     -----     ------     ----------      ------      ----------          ----  ---- -----    ----
                       1998     -----     ------     ----------      ------      ----------          ----  ---- -----    ----
                       1999     -----     ------     ----------      ------      ----------          ----  ---- -----    ----
Thomas L. Vandervelde  1997     -----     ------     ----------      ------      ----------          ----  ---- ----     ----
                       1998     -----     ------     ----------      ------      ----------          ----  ---- ----     ----
                       1999     -----     ------     ----------      ------      ----------          ----  ---- ----     ----
David A. Linsley       1997     -----     ------     ----------      ------      ----------          ----  ---- ----     ----
                       1998     -----     ------     ----------      ------      ----------          ----  ---- ----     ----
                       1999     -----     ------     ----------      ------      ----------          ----  ---- ----     ----
John J. Pertschi       1997     -----     ------     ----------      ------      ----------          ----  ---- ----     ----
                       1998     -----     ------     ----------      ------      ----------          ----  ---- ----     ----
                       1999     -----     ------     ----------      ------      ----------          ----  ---- ----     ----
Jack H. Freeman        1997     -----     ------     ----------      ------      ----------          ----  ---- ----     ----
                       1998     -----     ------     ----------      ------      ----------          ----  ---- ----     ----
                       1999     -----     ------     ----------      ------      ----------          ----  ---- ----     ----
Ronald J. Newbold      1997     -----     ------     ----------      ------      ----------          ----  ---- ----     ----
                       1998     -----     ------     ----------      ------      ----------          ----  ---- ----     ----
                       1999     -----   $ 17,000     ----------      ------      ----------          ----  ---- ----     ----
Dennis M. Cunningham   1997     -----     ------     ----------      ------      ----------          ----  ---- ----     ----
                       1998     -----     ------     ----------      ------      ----------          ----  ---- ----     ----
                       1999     -----     ------     ----------      ------      ----------          ----  ---- ----     ----
Karen D. Glover        1997     -----     ------     ----------      ------      ----------          ----  ---- ----     ----
                       1998     -----     ------     ----------      ------      ----------          ----  ---- ----     ----
                       1999     -----   $  3,000     ----------      ------      ----------          ----  ---- ----     ----
John J. Ryff           1997     -----     ------     ----------      ------      ----------          ----  ---- ----     ----
                       1998     -----     ------     ----------      ------      ----------          ----  ---- ----     ----
                       1999     -----   $ 20,100     ----------      ------      ----------          ----  ---- ----     ----



1  1999 figures reflect the first three quarters of Cardinal's fiscal year.

     On July 1, 1998, Cardinal entered into a five-year employment agreement with Mr. Watson, providing for an annual salary of $110,000 per year to be increased to $130,000 per year "upon Cardinal reaching break-even load factor and maintaining that level for 30 consecutive days." The term of the employment agreement will commence on the earlier of, the date agreed to by employee and Cardinal or upon completion of this offering. The agreement may be terminated for cause upon Mr. Watson's disability for nine consecutive months or nine months out of a 12-month period. The agreement may be terminated without cause on 60 days' notice upon one-half of Mr. Watson's base salary for the remaining term of the contract. Mr. Watson's employment agreement is renewable for five-year terms unless either party gives written notice of termination at least 60 days before the then current term.

     On July 1, 1998, Cardinal entered into a three-year employment agreement with Mr. Mason, providing for an annual salary of $100,000 per year to be increased to $110,000 per year "upon Cardinal reaching break-even load factor and maintaining that level for 30 consecutive days." The term of the employment agreement will commence on the earlier of, the date agreed to by employee and Cardinal or upon completion of this offering. The agreement may be terminated for cause upon Mr. Mason's disability for nine consecutive months or nine months out of a 12-month period. The agreement may be terminated without cause on 60 days' notice. Upon such termination, Mr. Mason will receive one-half of his base salary for the remaining term of the contract. Mr. Mason's employment agreement is renewable for three-year terms unless either party gives written notice of termination at least 60 days before the then current term.

     On July 1, 1998, Cardinal entered into a three-year employment agreement with Mr. Paris, providing for an annual salary of $90,000 per year to be increased to $100,000 per year "upon Cardinal reaching break-even load factor and maintaining that level for 30 consecutive days." The term of the employment agreement will commence on the earlier of, the date agreed to by employee and Cardinal or upon completion of this offering. The agreement may be terminated for cause upon Mr. Paris's disability for consecutive months or nine months out of a 12-month period. The agreement may be terminated without cause on 60 days' notice. Upon such termination, Mr. Paris will receive one-half of his base salary for the remaining term of the contract. Mr. Paris's employment agreement is renewable for three-year terms unless either party gives written notice of termination at least 60 days before the then current term.

     On July 1, 1998, Cardinal entered into a three-year employment agreement with Mr. Walker, providing for an annual salary of $90,000 per year to be increased to $100,000 per year "upon Cardinal reaching break-even load factor and maintaining that level for 30 consecutive days." The term of the employment agreement will commence on the earlier of, the date agreed to by employee and Cardinal or upon completion of this offering. The agreement may be terminated for cause upon Mr. Walker's disability for nine consecutive months or nine months out of a 12-month period. The agreement may be terminated without cause on 60 days' notice. Upon such termination, Mr. Walker will receive one- half of his base salary for the remaining term of the contract. Mr. Walker's employment agreement is renewable for three-year terms unless either party gives written notice of termination at least 60 days before the then current term.

     On November 5, 1998, Cardinal entered into a one-year employment agreement with Mr. Vandervelde, providing for an annual salary of $90,000 per year to be increased to $100,000 per year "upon Cardinal reaching break-even load factor and maintaining that level for 30 consecutive days." The term of the employment agreement will commence on the date Cardinal receives it's 121 Air Carrier certificate from the FAA and Economic authority from the office of the Secretary of Transportation. The agreement may be terminated for cause upon Mr. Vandervelde's disability for nine consecutive months or nine months out of a 12-month period. The agreement may be terminated without cause on 60 days' notice. Upon such termination, Mr. Vandervelde will receive one-half of his base salary for the remaining term of the contract. Mr. Vandervelde's employment agreement is renewable annually unless either party gives written notice of termination at least 60 days before the then current term.

     On November 5, 1998, Cardinal entered into a one-year employment agreement with Mr. Linsley, providing for an annual salary of $90,000 per year to be increased to $100,000 per year "upon Cardinal reaching break-even load factor and maintaining that level for 30 consecutive days." The term of the employment agreement will commence on the earlier of, the date agreed to by employee and Cardinal or upon completion of this offering. The agreement may be terminated for cause upon Mr. Linsley's disability for nine consecutive months or nine months out of a 12-month period. The agreement may be terminated without cause on 60 days' notice. Upon such termination, Mr. Linsley will receive one-half of his base salary for the remaining term of the contract. Mr. Linsley's employment agreement is renewable annually unless either party gives written notice of termination at least 60 days before the then current term.

    On December 10, 1998, Cardinal entered into a one-year employment agreement with Mr. Pertschi, providing for an annual salary of $90,000 per year to be increased to $100,000 per year "upon Cardinal reaching break-even load factor and maintaining that level for 30 consecutive days." The term of the employment agreement will commence on the earlier of, the date agreed to by employee and Cardinal or upon completion of this offering. The agreement may be terminated for cause upon Mr. Pertschi's disability for nine consecutive months or nine months out of a 12-month period. The agreement may be terminated without cause on 60 days' notice. Upon such termination, Mr. Pertschi will receive one-half of his base salary for the remaining term of the contract. Mr. Pertschi's employment agreement is renewable annually unless either party gives written notice of termination at least 60 days before the then current term.

     On January 11, 1999, Cardinal entered into a one-year employment agreement with Mr. Freeman, providing for an annual salary of $90,000 per year to be increased to $100,000 per year "upon Cardinal reaching break-even load factor and maintaining that level for 30 consecutive days." The term of the employment agreement will commence on the earlier of, the date agreed to by employee and Cardinal or upon completion of this offering. The agreement may be terminated for cause upon Mr. Freeman's disability for nine consecutive months or nine months out of a 12-month period. The agreement may be terminated without cause on 60 days' notice. Upon such termination, Mr. Freeman will receive one-half of his base salary for the remaining term of the contract. Mr. Freeman's employment agreement is renewable annually unless either party gives written notice of termination at least 60 days before the then current term.

     On October 2, 1998, Cardinal entered into a one-year employment agreement with Mr. Newbold, providing for an annual salary of $90,000 per year to be increased to $100,000 per year "upon Cardinal reaching break-even load factor and maintaining that level for 30 consecutive days." The term of the employment agreement will commence on the earlier of, the date agreed to by employee and Cardinal or upon completion of this offering. The agreement may be terminated for cause upon Mr. Newbold's disability for nine consecutive months or nine months out of a 12-month period. The agreement may be terminated without cause on 60 days' notice. Upon such termination, Mr. Newbold will receive one-half of his base salary for the remaining term of the contract. Mr. Newbold's employment agreement is renewable annually unless either party gives written notice of termination at least 60 days before the then current term.

     On January 15, 1999, Cardinal entered into a one-year employment agreement with Mr. Cunningham, providing for an annual salary of $85,000 per year to be increased to $95,000 per year "upon Cardinal reaching break-even load factor and maintaining that level for 30 consecutive days." The term of the employment agreement will commence on the earlier of, the date agreed to by employee and Cardinal or upon completion of this offering. The agreement may be terminated for cause upon Mr. Cunningham's disability for nine consecutive months or nine months out of a 12-month period. The agreement may be terminated without cause on 60 days' notice. Upon such termination, Mr. Cunningham will receive one-half of his base salary for the remaining term of the contract. Mr. Cunningham's employment agreement is renewable annually unless either party gives written notice of termination at least 60 days before the then current term.

    On December 10, 1998, Cardinal entered into a one-year employment agreement with Ms. Glover, providing for an annual salary of $70,000 per year to be increased to $80,000 per year "upon Cardinal reaching break-even load factor and maintaining that level for 30 consecutive days." The term of the employment agreement will commence on the earlier of, the date agreed to by employee and Cardinal or upon completion of this offering. The agreement may be terminated for cause upon Ms. Glover's disability for nine consecutive months or nine months out of a 12-month period. The agreement may be terminated without cause on 60 days' notice. Upon such termination, Ms. Glover will receive one-half of her base salary for the remaining term of the contract. Ms. Glover's employment agreement is renewable annually unless either party gives written notice of termination at least 60 days before the then current term.

     On October 2, 1998, Cardinal entered into a one-year employment agreement with Mr. Ryff, providing for an annual salary of $70,000 per year to be increased to $80,000 per year "upon Cardinal reaching break-even load factor and maintaining that level for 30 consecutive days." The term of the employment agreement will commence on the earlier of, the date agreed to by employee and Cardinal or upon completion of this offering. The agreement may be terminated for cause upon Mr. Ryff's disability for nine consecutive months or nine months out of a 12-month period. The agreement may be terminated without cause on 60 days' notice. Upon such termination, Mr. Ryff will receive one-half of his base salary for the remaining term of the contract. Mr. Ryff's employment agreement is renewable annually unless either party gives written notice of termination at least 60 days before the then current term.


                              CERTAIN TRANSACTIONS


     The following is a summary of certain transactions among Cardinal and related persons.


     On March 1, 1997, Cardinal issued a total of 890,000 shares to its directors for $.01 per share Two hundred thirty thousand shares were purchased by Mr. Watson; 220,000 shares were purchased by Mr. Mason; 220,000 shares were purchased by Mr. Paris; and 220,000 shares were purchased by TAWCOT, a trust controlled by Mr. Walker.

     On March 1, 1997, Cardinal issued a total of 50,000 shares to William Rackley for $.01 per share.

     On July 1, 1997, Cardinal issued a total of 240,000 shares to its directors for $.50 per share Sixty thousand shares each were purchased by Mr. Watson, Mr. Mason, Mr. Paris and the TAWCOT trust, a trust controlled by Mr. Walker.
The purchase price was payable in cash or by the execution of a promissory note bearing interest at 8% payable in full on or before June 30, 2003. In connection with these purchases, Mr. Watson executed a promissory note in the original pre-paid amount of $17,123; Mr. Walker executed a promissory note for $27,971; Mr. Paris for $26,183; and Mr. Mason executed a promissory note for $25,394.

     On October 16, 1998,  Cardinal sold each to Mr. Watson,  Mr. Mason,
Mr. Walker and Mr. Paris 25,000 Series A Preferred Shares for a purchase price of $.01 per share.

     On January 11, 1999, Cardinal authorized the issuance of a total of 100,000 warrants to the selling shareholders on the basis of one warrant for each share offered. See "Selling Shareholders" for stock ownership information.

     Cardinal entered into a consulting agreement with Maviation, LLC, which is owned by a key employee, Thomas Vandervelde. Pursuant to the terms of the contract, Maviation will provide consulting services in obtaining Cardinal's
Part 121 Certification at a rate of $800.00  per day.


                       PRINCIPAL AND SELLING SHAREHOLDERS


     The following tables set forth certain information regarding the beneficial ownership of Cardinal's common stock as of March 31, 1999, and as adjusted to give effect to the sale of the units offered hereby, by

*    the selling shareholders,
* each person (or group or affiliated persons) known to Cardinal to be the beneficial owners of more that 5% of its common stock,
*    each  director of Cardinal,
*    each of Cardinal's executive officers,  and
*    all of the directors and officers as a group.

                              Selling Shareholders
            Other than Principal Shareholders, Officer and Directors

                                                  Number of Common Shares            Number of Common Shares
                                                 Beneficially Owned Prior            Beneficially Owned After
                                                    to the Offering (1)                   the Offering (2)


Shareholder Name
and Address                                  Number      Percent      Offered        Number         Percent
===========================================================================================================

Beauchesne, Alfred M. & Maryann              20,000        0.98%        2,000        18,000           0.46%
  297 HWY A1A #315
  Satellite Beach, FL 32937
Berkley, Thomas S.                           30,000        1.48%        3,000        27,000           0.69%
  8505 Sheridan Road
  Melbourne, FL 32904
Couch, Eugene J. Jr.                          5,000        0.25%          500         4,500           0.11%
  3561 Sparrow Lane
  Melbourne, FL 32935
Greenwood, Bruce D. & Mayra S.               30,000        1.48%        1,600        28,400           0.72%
  1321 Mallard Court
  Ft. Pierce, FL 34982
INDEGO(trust managed by Litton Walker)       36,000        1.77%        2,000        34,000           0.86%
  P.O. Box 352
  Avon Park, FL 33825
Kee, Terry L.                                20,200        0.99%        1,540        18,660           0.47%
  PSC 78 Box 2872 APO AP 96326-2872
  APO AP, 96326-2872
Mason, L. Dianne                             20,000        0.98%        2,000        18,000           0.46%
  5415 Collins Ave., #602
  Miami Beach, FL 33140
Newbold, Darin K.                            10,000        0.49%        1,000         9,000           0.23%
  4141 Horizon N. Parkway Apt. 1333
  Dallas, TX 75287
Rackley, William R. Jr.                      50,000        2.46%        5,000        45,000           1.14%
  1000 Eastwood Rd. Apt. J7
  Hilliard, FL 32046
Riles, Dennis                                20,000        0.98%        2,000        18,000           0.46%
  1823 Van Pelt Road
  Sebring, FL 33870
Serrao, Michael A.                           26,000        1.28%        2,600        23,400           0.60%
  218 Nemo Circle N.E.
  Palm Bay, FL 32907
Shores, Derrick V. & Shores, Faith L.        10,000        0.49%        1,000         9,000           0.23%
  1458 Manzanita St. N.W.
  Palm Bay, FL 32907
Simoncelli, Raymond A.                       20,000        0.98%        2,000        18,000           0.46%
  25461 Nottingham Ct
  Laguna Hill, CA 92653
Waters, Christine A.                         17,000        0.84%        1,500        15,500           0.39%
  P.O. Box 9022
  Reston, VA 20195

(1) The information presented in this table with respect to beneficial ownership reflects "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act. All information with respect to the beneficial ownership of any shareholder and, except as otherwise indicated, each shareholder has sole voting and investment power with respect shares listed as beneficially owned by such shareholder. Pursuant to the rules of the Commission, in calculating percentage ownership, each person deemed to beneficially own shares subject to options or warrants exercisable within 60 days of the date of this prospectus.

(2) Assumes the sale of all of the units offered herein.

      Common Stock Owned by Principal Shareholders, Officers and Directors
                              of Cardinal Airlines

                                      Number of Common Shares                   Number of Common Shares
                                      Beneficially Owned Prior                  Beneficially Owned After
                                         to the Offering (1)                        the Offering (2)

Shareholder Name
and Address                                  Number     Percent   Offered    Number   Percent
=============================================================================================

Watson, Lawrence A.                           290,000    14.28%    14,080   275,920   7.02%
  1564 Raymor St. N.W.
  Palm Bay, FL 32907
Mason, H. Lawrence                            280,000    13.78%    16,600   263,400   6.70%
  432 St.Johns Dr.
  Satellite Beach, FL 32937
Paris, Vincent T.                             280,000    13.78%    14,080   265,920   6.76%
  855 Hawser St. N.E.
  Palm Bay, FL 32907
TAWCOT(trust managed by Ted A. Walker)(3)     280,000    13.78%    15,000   265,000   6.74%
  8528 N.W. 66th St.
  Miami, FL 33166
Vandervelde, Tom                               50,000     2.46%     2,500    47,500   1.21%
  128 Albacore Lane
  Foster City, CA 94404
Linsley, David A.                              40,000     1.97%         0    40,000   1.02%
  6483 Fox Run Circle
  Jupiter, FL 33458-1875
Pertschi, John J.                              40,000     1.97%         0    40,000   1.02%
  5280 S.W. 4th Street
  Plantation, FL 33317
Freeman, Jack H.                               40,000     1.97%         0    40,000   1.02%
  1365 Lake Dow Road
  McDonough, GA 30252
Newbold, Ronald J.                             50,000     2.46%     5,000    45,000   1.14%
  600 Dinner St. N.E.
  Palm Bay, FL 32907
Cunningham, Dennis M.                          30,000     1.48%         0    30,000   0.76%
  Palm Bay, FL 32907
Glover, Karen D.                               30,000     1.48%         0    30,000   0.76%
  2455 Summer Brook St
  Melbourne, FL 32940
Ryff, John J. Jr.                              50,000     2.46%     5,000    45,000   1.14%
  365 Needle Blvd.
  Merritt Island, FL 32953
                                             ---------    ------   ------  ---------  ------
                                TOTALS       1,460,000    85.26%   72,260  1,387,740  35.30%


(1) The information presented in this table with respect to beneficial ownership reflects "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act. All information with respect to the beneficial ownership of any shareholder and, except as otherwise indicated, each shareholder has sole voting and investment power with respect shares listed as beneficially owned by such shareholder. Pursuant to the rules of the Commission, in calculating percentage ownership, each persons deemed to beneficially own shares subject to options or warrants exercisable within 60 days of the date of this prospectus.

(2)  Assumes the sale of all of the units offered herein.

(3)  Controlled by Ted A. Walker.

                           DESCRIPTION OF SECURITIES


     Cardinal's Articles of Incorporation, as amended, authorize it to issue 50,000,000 shares of common stock, $0.01 par value per share and 1,000,000 shares of preferred stock, par value $.01. As of the date of this prospectus, 2,031,200 shares of the common stock were outstanding and 100,000 Series A Preferred Shares were outstanding. The description in this prospectus of the capital stock of Cardinal is qualified by and subject to the Delaware General Corporation Law and Cardinal's Articles of Incorporation and By-laws, copies of which Articles and By-laws have been filed as exhibits to the registration statement of which this prospectus is a part and to which reference is made for the provisions thereof which are summarized below.

Units
-----

     Each unit offered hereby consists of one (1) share of common stock and one warrant to purchase one share of common stock. Each unit will be offered for a price of $10.00. Warrants may be exercised at a price of $11.00 until five years from the effective date of this offering. The warrants hereby are immediately transferable separately from the common stock and issued with the common stock as part of the units. The warrants are subject to the terms of a warrant resolution by Cardinal's Board of Directors which defines the terms under which the warrants may be exercised, called and transferred.

Common Stock
------------

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders and have no cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution, or winding up of Cardinal, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock offered hereby will also be fully paid and nonassessable.

Warrants
--------

     The holder of each warrant is entitled, upon payment of the exercise price of $11.00 to purchase one (1) share of common stock. Unless previously redeemed, the warrants are exercisable at any time until five years from the effective date of this offering, provided that at such time a current prospectus relating to the underlying common stock is in effect and the underlying common stock is qualified for sale or exempt from qualification under applicable state securities laws. The warrants included in the units offered hereby are immediately transferable separately from the common stock and issued with such warrants as part of the units. The warrants are subject to redemption, as described below.

     Redemption. Commencing on the date of this prospectus, the warrants are subject to redemption by Cardinal, on not more than sixty (60) nor less than thirty (30) days' written notice, at a price of $.05 per warrant, if the average closing bid price of the common stock for any thirty (30) consecutive business days ending within 15 days of the date on which the notice of redemption is given exceeds $15.00 per share. In the event Cardinal elects to redeem the warrants, any remaining restrictions on transfer or exercise will expire. Holders of warrants will automatically forfeit their rights to purchase the shares of common stock issuable upon exercise of such warrants unless the warrants are exercised before the close of business on the date immediately prior to the date set for redemption. The notice of redemption shall be made by first class mail, postage prepaid, not less than 15 days prior to the date of redemption, and shall specify the redemption price, the date fixed for redemption, the place where the warrant certificates shall be delivered and the redemption price to be paid, and that the right to exercise the warrants shall terminate at 5:00 PM EST on the business day immediately preceding the date fixed for redemption. Cardinal may without notice to warrant holders extend the time in which the warrants may be exercised or reduce the exercise price.

     The warrants may be exercised upon surrender of the certificate(s) therefor on or prior to the earlier of their expiration of the redemption date at the offices of the warrant agent with the form of subscription agreement on the reverse side of the certificate(s) filled out and executed as indicated, accompanied by payment of the full exercise price for the number of warrants being exercised.

     The warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events, such as stock dividends, stock splits, mergers, certain issuance of common stock below fair market value, sale of substantially all of the assets, and for other extraordinary events in order to enable the holders of the warrants to obtain the same or equivalent rights which they would have obtained if the warrants had been exercised prior to the event.

     Cardinal is not required to issue fractional shares of common stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of a warrant will not possess any rights as a stockholder of Cardinal unless and until the person exercises the warrant.

Preferred Shares
----------------

     Cardinal has issued 100,000 Series A Preferred Shares of the 1,000,000 preferred shares authorized. Cardinal's Board of Directors will determine the rights and preferences of preferred shares issued in the future, if any. Holders of preferred shares have no right to receive dividends, but shall be entitled to a preference in the amount of $.01 per share in the event of dissolution. Holders of preferred shares are entitled to vote with the holders of common shares on any matter upon which common shareholders are entitled to vote, including without limitation the election of directors, at a rate of 100 votes for every share held. As a result, the holders of the 100,000 preferred shares, Mr. Watson, Dr. Mason, Mr. Paris and Mr. Walker possess 10,000,000 votes and will control the affairs of Cardinal. Preferred shares are non-transferable.

Undesignated Preferred Stock
----------------------------

     The authorized but unissued preferred stock (900,000 shares) may be issued in series, and shares of each series will have such rights and preferences as are fixed by the Board of Directors in the resolutions authorizing the issuance of that particular series. In designating any series of preferred stock, the Board of Directors may, without further action by the holders of common stock:

* fix the number of shares constituting that series, and

* fix the dividend rights, dividend rates, conversion rights, voting rights (which may be greater or lesser than the voting rights of the common stock), and

* fix the rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of the series of Undesignated Preferred Stock.

The holders of any series of preferred stock, when and if issued, are expected to have priority claims to dividends and to any distribution upon liquidation of Cardinal, and they may have other preferences over the holders of the common stock.

     The Board of Directors may issue series of preferred stock without action by the shareholders of Cardinal. Accordingly, the issuance of preferred stock may adversely affect the rights of the holders of the common stock. In addition, the issuance of preferred stock may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of
preferred stock may dilute the voting power of holders of common stock.   One
example of this dilution would be the issuance of preferred stock with super-voting rights. The issuance of preferred stock may render more difficult the removal of current management, even if such removal may be in the shareholders' best interest. Cardinal has no current plans to issue any additional preferred stock.

Transfer Agent  -  Warrant Agent
--------------------------------

     The transfer agent, registrar for the common stock and warrant agent is First Union National Bank.

Limitation of Liability and Indemnification of Directors.
--------------------------------------------------------

     The right of the shareholders to sue any director for misconduct in conducting the affairs of Cardinal is limited by its Articles of Incorporation and Delaware statutory law to cases for damages resulting from breaches of fiduciary duties involving acts or omissions involving intentional misconduct, fraud, knowing violations of the law or the unlawful payment of dividends. Ordinary negligence is not a ground for such a suit. The statute does not limit the liability of directors or officers for monetary damages under the Federal Securities laws.

     Cardinal also has the obligation, pursuant to its By-laws, to indemnify any director or officer of Cardinal for all expenses incurred by them in connection with any legal action brought or threatened against such person for or on account of any action or omission alleged to have been committed while acting in the course and scope of the person's duties, if the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of Cardinal's, and with respect to criminal actions, had no reasonable cause to believe the person's conduct was unlawful, provided that such indemnification is made pursuant to then existing provisions of Delaware General Corporation Law at the time of any such indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers or persons controlling Cardinal pursuant to the foregoing provisions, Cardinal has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.


                      SECURITIES ELIGIBLE FOR FUTURE SALE



     At the completion of this offering, there will be 3,931,200 shares of common stock outstanding if all units are sold. There will be 2,000,000 shares of common stock issuable upon the exercise of outstanding warrants. There is no current market for Cardinal's securities, and no market may exist at the conclusion of this offering. In the event a market for Cardinal's stock develops, Cardinal cannot predict the effect, if any, that market sales of restricted shares of common stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market would likely adversely affect any prevailing market price for the common stock and could impair Cardinal's ability to raise capital through the sale of its equity securities.

Sales of Restricted Securities
------------------------------

     Assuming all units offered herein are sold, 1,931,200 shares of common stock outstanding prior to the offering, were or will be issued and sold by Cardinal in private transactions not involving a public offering in reliance upon exemptions under the Securities Act. These securities are treated as restricted securities and may not be resold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom. No outstanding shares are subject to registration rights.


                              PLAN OF DISTRIBUTION


     Of the 2,000,000 units of common stock offered hereby, Cardinal is selling 1,900,000 units and the selling shareholders are selling 100,000 units. Each unit offered consists of one share of common stock and one warrant to purchase one share of common stock for a price of $11.00 a share until five years from the effective date of this offering. Cardinal will not receive any of the proceeds from the sale of units by the selling shareholders. There is no minimum number of units to be sold in the offering, and all funds received will go immediately to Cardinal. The offering will be terminated upon the earliest of: the sale of all units, twelve months after the date of this prospectus, unless extended, or the date on which Cardinal decides to close the offering. A minimum purchase of 100 units ($1,000) is required. Cardinal reserves the right to reject any Unit Purchase Agreement in full or in part. Units being offered by selling shareholders will only be sold following the sale of all 1,900,000 units offered by Cardinal.

     Cardinal plans to offer and sell the units directly to investors and has not retained any underwriters, brokers, dealers, or placement agents in connection with the offering. However, Cardinal reserves the right to use brokers, dealers, or placement agents and could pay commissions equal to as much as 10 percent of the gross proceeds. Cardinal will effect offers and sales of units through printed copies of this prospectus delivered by mail and electronically, by contacting prospective investors by publicizing the offering through a posting on Cardinal's World Wide Web site, through newspaper advertisements, and by contacting additional potential investors by direct e-mail and regular mail solicitation. Any voice or other communications will be conducted in certain states through Cardinal's executive officers, and in other states, where required, through a designated sales agent, licensed in those states.

     Residents of Virginia purchasing units must have a net worth of at least $225,000 or a net worth of at least $60,000 and an annual income of at least $60,000. Net worth in all cases is calculated exclusive of home, furnishings and automobiles. Virginia residents may not invest more than 10% of their readily marketable assets in the offering.


                                 LEGAL MATTERS


     Brashear & Associates, P.L. of Gainesville, Florida will pass upon certain legal matters in connection with validity of the units offered hereby for Cardinal.

                                    EXPERTS


     The financial statements of Cardinal for the period from February 10, 1997 (inception) to June 30, 1998, appearing in this prospectus and registration statement have been audited by Rosenfield & Company, P.A., independent auditors, and unaudited interim financial statements for the period from February 10, 1997 (inception) to March 31, 1999 as set forth in their reports thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                            UNIT PURCHASE AGREEMENT

[To purchase any of the units, you must be a resident of a state where the sale of units is permitted under the state's securities laws.]

               To:  Cardinal Airlines, Inc.
                    1380 Sarno Road, Suite B
                    Melbourne, FL 32935 USA
                    Phone:  (407) 757-7388
                    Fax:  (407) 757-7390
                    E-mail:  mail@flycardinal.com


I have received and had an opportunity to read the prospectus by which the units are offered. Enclosed is payment for____________ units (minimum 100), at

$10.00 per unit,  totaling $______________.

Make check payable to Cardinal Airlines, Inc.

Signature(s)____________________________________________     Date______________

Register the units in the following name(s) and amount(s):

Name(s)_______________________________________________    Number of units______

As (check one):  Individual______ Joint Tenants_______  Trust_______ IRA_______
                 Tenants in Common_____ Corporation______ Keogh_____ Other_____

For the person(s) who will be registered owner(s):

Mailing Address:_______________________________________________________________

City, State & Zip Code: _______________________________________________________

Business Phone: (_____)___________________   Home Phone: (_____)_______________

Social Security or Taxpayer ID Number: ________________________________________

(Please attach any special mailing instructions other than shown above)

NO UNIT PURCHASE AGREEMENT IS EFFECTIVE UNTIL ACCEPTANCE.

(You will be mailed a signed copy of this Agreement to retain for your records.)

 Subscription accepted by Cardinal Airlines, Inc.


_______________________________    ______________
Lawrence A. Watson                 Date
President

VIRGINIA SUBSCRIBERS

Virginia subscribers must meet the following suitability requirement:

I certify that I am (initial blank) _____________________________  a person who
(a) has an annual income of $60,000 and a net worth of at least $60,000 or
(b) has a net worth of at least $225,000 (in each case excluding home, home furnishings, and personal automobiles) and that I am not investing more than 10% of my readily marketable assets in this offering.

                          INDEPENDENT AUDITOR'S REPORT




To the Board of Directors
Cardinal Airlines, Inc.
Melbourne, Florida


We have audited the accompanying balance sheets of Cardinal Airlines, Inc. (a Delaware corporation in the development stage) as of June 30, 1998, and June 30, 1997, the related statements of operations and cash flows for the nine months ended March 31, 1998, from February 10, 1997 (Inception) to March 31, 1998, for the fiscal year ended June 30, 1998, from February 10, 1997 (Inception) to June 30, 1998 as well as February 10, 1997 (Inception) to June 30, 1997 and the statements of stockholders' equity from February 10, 1997 (Inception) to June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Airlines, Inc. as of June 30, 1998 and June 30, 1997, and the results of its operations and its cash flows for the nine months ended March 31, 1998, from February 10, 1997 (Inception) to June 30, 1998 as well as February 10, 1997 (Inception) to June 30, 1997, in conformity with generally accepted accounting principles.




Rosenfield & Company, P.A.
February 15, 1999
Orlando, Florida

                             CARDINAL AIRLINES, INC.
                          (A Development Stage Company)
                              FINANCIAL STATEMENTS
                                TABLE OF CONTENTS




BALANCE SHEETS..............................................................F-1

STATEMENTS OF OPERATIONS....................................................F-2

STATEMENT OF STOCKHOLDERS' EQUITY...........................................F-3

STATEMENTS OF CASH FLOWS..............................................F-4 - F-5

NOTES TO FINANCIAL STATEMENTS........................................ F-6 - F-11

                            CARDINAL AIRLINES, INC.
                         (A Development State Company)
                                 BALANCE SHEETS






                                                 MARCH 31, 1999          JUNE 30,1998        JUNE 30,1997
                                                ----------------         ------------        ------------
                                                  (Unaudited)
ASSETS

CURRENT ASSETS
Cash                                             $       43,377          $     14,169        $         --
Interest Receivable                                       5,808                    --                  --
                                                ---------------          ------------        ------------

     TOTAL CURRENT ASSETS                                49,185                14,169                  --

PROPERTY AND EQUIPMENT, net                               6,053                 8,091                  --

DEPOSITS                                                  4,200                 1,740               1,740
                                                ---------------          ------------        ------------

     TOTAL ASSETS                                $       59,438          $     24,000        $      1,740
                                                ===============          ============        ============

COMMITMENTS

STOCKHOLDERS' EQUITY, including deficit
accumulated during the development stage of
$208,191                                        $        59,438          $     24,000        $      1,740
                                                ===============          ============        ============


   The accompanying notes are an integral part of these financial statements.

                            CARDINAL AIRLINES, INC.
                         (A Development State Company)
                             STATEMENT OF OPERATIONS






                                                 Nine Months Ended
                   February 10, 1997   ---------------------------------------  February 10, 1997   Fiscal Year    February 10, 1997
                     (Inception) to                                             (Inception) to         Ended       (Inception) to
                   March 31, 1999        March 31, 1999     March 31, 1998      June 30, 1998      June 30, 1998   June 30, 1997
                  -------------------  -----------------  --------------------  ---------------    --------------- ---------------
                    (Unaudited)         (Unaudited)

REVENUES                 $        --      $      --        $      --            $       --         $        --       $       --

EXPENSES
Consulting Fees               85,900         85,900               --                    --                  --               --
Professional Fees             73,552         71,611              504                 1,941                 756            1,185
Rent                          23,320          9,805            7,150                13,515              11,920            1,595
Supplies                       7,838          4,832            2,000                 3,006               2,942               64
Utilities                      8,561          5,367            1,896                 3,194               2,870              324
Depreciation                   5,610          3,587               --                 2,023               2,023               --
Miscellaneous                  9,168          9,168               --                    --                  --               --
Taxes                             50             --               --                    50                  50               --
                         -----------    -----------       ----------            ----------         -----------       ----------
                             213,999        190,270           11,550                23,729              20,561            3,168


Interest Income                5,808          5,808               --                    --                  --              --
                         -----------    -----------       ----------            ----------         -----------       ----------
NET (LOSS)               $  (208,191)   $  (184,462)         (11,550)           $  (23,729)        $   (20,561)      $   (3,168)

Provision for Federal
Income Taxes                      --             --               --                    --                  --               --

NET (LOSS)               $  (208,191)   $  (184,462)      $   (11,550)          $  (23,729)        $   (20,561)      $   (3,168)
                         ===========    ===========       ===========           ==========         ===========       ==========
Net loss per share       $     (0.10)   $     (0.09)      $     (0.01)          $    (0.01)        $     (0.01)      $    (0.01)
                         ===========    ===========       ===========           ==========         ===========       ===========

Shares used in computing
net loss per share         2,031,200      2,031,200         2,031,200            2,031,200           2,031,200        2,031,200
                         ===========    ===========       ===========           ==========         ===========       ==========



   The accompanying notes are an integral part of these financial statements.

                          CARDINAL AIRLINES, INC.
                         (A Development State Company)
                       STATEMENT OF STOCKHOLDER'S EQUITY
               February 10, 1997 (Inception) to March 31, 1999



                                                                            Additional
                                          Number     Common     Preferred   Paid-In      Accumulated   Total Stockholders'
                                         of Shares    Stock     Stock       Capital      Deficit       Equity
                                         ---------   --------   ---------   --------     -----------   ------------------
ISSUANCE OF SHARES OF COMMON STOCK:


March 1, 1997                             940,000   $  9,400   $    --    $       --      $   --         $      9,400
July 1, 1997                              240,000      2,400        --       117,600          --              120,000
June 10, 1998                              30,000        300        --        14,700          --               15,000
August 10, 1998                            20,000        200        --         9,800          --               10,000
August 20, 1998                            10,000        100        --         4,900          --                5,000
August 31, 1998                            35,400        354        --        17,346          --               17,700
September 10, 1998                         10,000        100        --         4,900          --                5,000
September 30, 1998                         16,000        160        --         7,840          --                8,000
October 2, 1998                           115,000      1,150        --            --          --                1,150
October 3, 1998                            17,000        170        --         8,330          --                8,500
October 5, 1998                             5,000         50        --         2,450          --                2,500
November 5, 1998                           90,000        900        --            --          --                  900
November 16, 1998                          20,000        200        --         9,800          --               10,000
November 28, 1998                          20,000        200        --         9,800          --               10,000
November 30, 1998                          46,000        460        --        22,540          --               23,000
December 9, 1998                           10,000        100        --         4,900          --                5,000
December 10, 1998                          70,000        700        --          --            --                  700
December 28, 1998                           8,000         80        --         3,920          --                4,000
December 29, 1998                          10,000        100        --         4,900          --                5,000
January 6, 1999                             6,000         60        --         2,940          --                3,000
January 11, 1999                           40,000        400        --          --            --                  400
January 15, 1999                           58,000        580        --        13,720          --               14,300
January 19, 1999                           20,000        200        --        9,800           --               10,000
January 28, 1999                           20,000        200        --        9,800           --               10,000
March 2, 1999                              18,800        188        --        9,212           --                9,400
March 3, 1999                               4,000         40        --        1,960           --                2,000
March 5, 1999                              40,000        400        --       19,600           --               20,000
March 11, 1999                             62,000        620        --       30,380           --               31,000
March 13, 1999                             10,000        100        --        4,900           --                5,000
March 17, 1999                             30,000        300        --       14,700           --               15,000
March 19, 1999                              6,000         60        --        2,940           --                3,000
March 23, 1999                              4,000         40        --        1,960           --                2,000
                                       ----------
TOTAL ISSUANCE OF SHARES OF
COMMON STOCK:                           2,031,200
                                       ==========

ISSUANCE OF PREFERRED STOCK:
October 16, 1998-Series A                 100,000         --       1,000          --          --                1,000
                                       ==========

LESS: STOCK SUBSCRIPTIONS                             (1,199)         --     (24,451)         --              (25,650)

LESS: NOTES RECEIVABLE-RELATED PARTIES                (2,335)                (91,336)         --              (93,671)

NET (LOSS)                                                --          --          --         (208,191)       (208,191)
                                                    --------    --------  ----------      -----------    ------------
BALANCE - MARCH 31, 1999                           $  16,778    $  1,000  $  249,851      $  (208,191)   $     59,438
                                                   =========    ========  ===========     ===========    ============




   The accompanying notes are an integral part of these financial statements.

                            CARDINAL AIRLINES, INC.
                         (A Development State Company)
                            STATEMENTS OF CASH FLOW




                                                                                                                      February 10,
                               February 10, 1997          Nine Months Ended            February 10, 1997  Fiscal      1997
                                (Inception) to   --------------------------------------  (Inception) to  Year Ended   (Inception) to
                                 March 31, 1999      March 31, 1999   March 31, 1998     June 30, 1998  June 30, 1998  June 30, 1997
                               -----------------  -----------------   -----------------  -------------  -------------  ---------
                                  (Unaudited)       (Unaudited)

CASH FLOWS FROM OPERATING
ACTIVITIES:

Cash paid for operating
expenses                         $(208,389)        $(186,683)            $   (11,550)    $  (21,706)     $ (18,538)    $   (3,168)
                                 ---------         ---------             -----------     ----------      ---------     ----------

NET CASH USED IN OPERATING
ACTIVITIES                        (208,389)         (186,683)                (11,550)       (21,706)       (18,538)           --
                                 ---------         ---------             -----------     ----------      ---------     ----------

CASH FLOWS FROM INVESTING
ACTIVITIES:
Purchase of property and
equipment                          (11,663)           (1,549)                 (6,961)       (10,114)      (10,114)           --


Increase in security deposits       (4,200)           (2,460)                    --          (1,740)           --            --
                                 ---------         ---------              ---------      ----------      ---------    ---------

NET CASH USED IN INVESTING
ACTIVITIES                         (15,863)           (4,009)                 (6,961)       (11,854)      (10,114)           --
                                 ---------         ---------              ---------      ----------      ---------    ---------

CASH FLOWS FROM FINANCING
ACTIVITIES:
Issuance of common stock           262,629          214,900                  18,511          47,729        42,821        3,168
Issuance of preferred stock          1,000            1,000                      --              --            --           --

Cash received from notes
receivable                           4,000            4,000                      --              --            --           --
                                 ---------        ---------

NET CASH PROVIDED BY
FINANCING ACTIVITIES               267,629          219,900                  18,511          47,729        42,821           --
                                 ---------        ---------               ---------      ----------     ---------    ---------

NET INCREASE IN
CASH                                43,377           29,208                      --         14,169        14,169

CASH AT BEGINNING OF PERIOD             --           14,169                      --             --           --             --
                                 ---------        ---------               ---------      ----------    ---------    ----------


CASH AT END OF PERIOD            $  43,377        $  43,377              $       --      $  14,169     $  14,169    $       --
                                 =========        =========              ==========      =========     =========    ==========

  The accompanying notes are an integral part of these financial statements.

                            CARDINAL AIRLINES, INC.
                          (A Development State Company)
                             STATEMENTS OF CASH FLOW




                                                                                                                      February 10,
                               February 10, 1997          Nine Months Ended            February 10, 1997  Fiscal      1997
                                (Inception) to   --------------------------------------  (Inception) to  Year Ended   (Inception) to
                                 March 31, 1999     March 31, 1999     March 31, 1998    June 30, 1998  June 30, 1998  June 30, 1997
                               -----------------  -----------------   -----------------  -------------  -------------  ---------
                                 (Unaudited)        (Unaudited)

RECONCILIATION OF NET LOSS TO
NET CASH USED IN OPERATING
ACTIVITIES:

Net loss                           $ (208,191)    $   (184,462)        $    (11,550)     $  (23,729)   $ (20,561)      $  (3,168)

Adjustments to reconcile
net loss to net cash used
in operating activities:

   Depreciation                         5,610            3,587                   --           2,023        2,023             --

   Increase in receivables             (5,808)          (5,808)                  --              --           --             --
                                    ---------     ------------         ------------     -----------    ---------       --------
       NET CASH USED IN
       OPERATING ACTIVITIES         $(208,389)    $   (186,683)       $     (11,550)    $   (21,706)   $ (18,538)      $ (3,168)
                                    =========     ============        =============     ===========    =========       ========

SUPPLEMENTAL SCHEDULE OF NON-
CASH FINANCING ACTIVITIES:

Issuance of common stock in
exchange for notes receivable       $  97,671     $         --        $         --      $   97,671     $  92,179       $     --
                                    =========     ============        ============      ==========     =========       ========

Increase in notes receivable
- related parties in exchange
for preferred stock                 $   1,000     $      1,000        $         --              --            --             --
                                    =========     ============        ============      ==========     =========       ========
Issuance of stock
subscriptions                       $  41,650     $     41,650        $         --              --            --             --
                                    =========     ============        ============      ==========     =========       ========



 The accompanying notes are an integral part of these financial statements.

                            CARDINAL AIRLINES, INC.
                         (A Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A)   NATURE OF OPERATIONS

          The planned principal business activity of Cardinal Airlines, Inc. ("Company") is to provide commercial airline service to and from major airports throughout the eastern United States with operations based in Melbourne, Florida.

     B)   INTERIM FINANCIAL INFORMATION

          The interim financial information for 1998 and 1999 is unaudited but includes all adjustments, consisting of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods.

     C)   CASH AND CASH EQUIVALENTS

          For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash and/or cash equivalents.

     D)   PROPERTY AND EQUIPMENT

          Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the assets' expected useful lives.

     E)   MANAGEMENT ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported assets and liabilities. Actual results could differ from these estimates.

     F)   INCOME TAXES

          Deferred income taxes arise from the expected tax consequence of temporary differences between the carrying amounts and the tax basis of certain assets and liabilities. The differences result primarily from different depreciation methods.

     G)   ORGANIZATION COSTS

          Organization costs consist of expenses related to the start-up of the Company. These costs are expensed as occurred in accordance with Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" (SOP 98-5).

     H)   EARNINGS PER SHARE

          The Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share" (SFAS 128) effective February 10, 1997 (Inception). As such, net loss per share is computed using the weighted average number of common shares outstanding during the period. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins and Staff Policy, such computations include all common and equivalent shares issued as if they

                            CARDINAL AIRLINES, INC.
                         (A Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-cont.


     H)   EARNINGS PER SHARE-CONT.

          were outstanding for all periods presented. Common equivalent shares consist of the incremental common shares issuable upon the conversion of the convertible preferred stock (using the if converted method).

          The Series A Preferred Stock issued has no preferences other than voting rights over the common stock and no dividend payment arrangements. The preferred stock has no effect in arriving at income available to common shareholders in computing earnings per share.

     I)   NEW ACCOUNTING STANDARDS

          In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 130 establishes standards for the reporting and presentation of comprehensive income and its components. SFAS 131 establishes standards for reporting information about operating segments. The Company is required to adopt both SFAS 130 and SFAS 131 in fiscal 1999. SFAS 131 has no effect on the Company's financial statements at the present time.

          In March 1998, the American Institute of Certified Public Accountants AICPA) issued Statement of Position 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1), which defines the type of costs related to such activities that should be capitalized versus expensed as incurred. This statement is not applicable to the Company at the present time.

          In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" (SOP 98-5), which requires all costs incurred in the start-up of a new business or business segment to be expensed as incurred.

          In May, 1998, the FASB issued Statement of Financial Accounting Standards 132, "Employers' Disclosure about Pensions and Other
          Postretirement Benefits" (SFAS 132), which revises employers' disclosures about pension and other postretirement benefit plans. This statement is not applicable to the Company at the present time.

          In June 1998, the FASB issued Statement of Financial Accounting Standards 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), which establishes accounting and reporting standards for derivatives and hedging activities.

                            CARDINAL AIRLINES, INC.
                         (A Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-cont.


     I)   NEW ACCOUNTING STANDARDS-CONT.

          This pronouncement has no effect on the Company's financial statements at the present time.

          The Company is required to adopt SOP 98-1 and SFAS 133 in fiscal 2000.
          The  Company  has  adopted  SOP  98-5  effective   February  10,  1997
          (inception) through March 31, 1999.


NOTE 2 - DEVELOPMENT STAGE OPERATIONS

          The Company was formed February 10, 1997, and began operations April 1, 1997. Through March 31, 1999, operations have been devoted primarily to raising capital, negotiating leasing of airplanes, related equipment, and related facilities as well as the performance of general administrative functions. As of March 31, 1999, the Company has 49 Stockholders.


NOTE 3 - PROPERTY AND EQUIPMENT


                                        March 31, 1999            June 30,1998         June 30,1997
                                       -----------------        ---------------       ---------------
                                          (Unaudited)

Computers and equipment                 $          9,955        $         9,955       $            --
Furniture and fixtures                               159                    159                    --
Leasehold Improvements                             1,549                     --                    --
                                       -----------------        ---------------       ---------------
                                                  11,663                 10,114                    --
Less accumulated depreciation                     (5,610)                (2,023)                   --
                                       -----------------        ---------------       ---------------
                                        $          6,053                  8,091       $            --
                                       =================        ===============       ===============


          Depreciation expense was $3,587 for the nine months ended March 31, 1999; $2,023 for the fiscal year ended June 30, 1998; and $0 from February 10, 1997 (Inception) to June 30, 1997.

                            CARDINAL AIRLINES, INC.
                         (A Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999


NOTE 4 - RELATED PARTIES

     The Company has made loans to four of its stockholders in exchange for issuance of shares of common stock and preferred stock (NOTE 7). The loans are unsecured, are due June 30, 2003 and bear interest at 8% annually. Notes receivable due from related parties were $93,671 as of March 31, 1999, $96,719 as of June 30, 1998, and $4,492 as of June 30, 1997. A
     summary of notes receivable is as follows:


                  Common stock issued during the fiscal
                  year end June 30, 1998                             $   92,179

                  Common stock issued from March 1, 1997 to
                  June 30, 1997                                           4,492

                  Preferred stock issued during the nine months
                  ended March 31, 1999                                    1,000

                  Payment of notes receivable during the nine
                  months ended March 31, 1999                            (4,000)
                                                                    ------------
                                                                    $    93,671
                                                                    ============


                  The Notes receivable due from related parties are reported as a reduction in stockholders' equity.


NOTE 5 - COMMITMENTS & CONTINGENCIES

     The Company leases its facilities from an unrelated third party under an operating lease expiring July, 1999. Rent expense was $9,805 and $23,320 for the nine months ended March 31, 1999 and February 10, 1997 (inception) to March 31, 1999 respectively.


                  Future minimum lease payments are as follows:

                       Fiscal year ending June 30,
                                    1999                        $    4000
                                    2000                            1,500
                                                                ----------
                                                                $   5,500
                                                                ==========


NOTE 6 - INCOME TAXES

     The Company's effective tax rate differs from the expected federal income tax rate as follows:

                            CARDINAL AIRLINES, INC.
                         (A Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999


NOTE 6 - INCOME TAXES-cont.

                                                                                    February 10, 1997
                                         Nine Months Ended      Fiscal Year Ended   (Inception) to
                                         March 31, 1999         June 30, 1998       June 30, 1997
                                         -----------------     ------------------   ----------------
                                          (Unaudited)

 Income tax benefit at statutory
 rate                                     $       (70,785)     $        (8,068)     $      (1,077)
 Increase in valuation
 allowance                                         70,785                8,068              1,077
                                          ---------------      ------------------   ----------------
 Actual income taxes                      $            --      $            --      $          --
                                          ===============      ==================   ================


 The components of the deferred tax assets and  liabilities areas follows:


                                           March 31, 1999      June 30, 1998    June 30, 1997
                                         -----------------     -------------    -------------
                                           (Unaudited)
 Deferred tax assets:

     Net operating loss carryforwards     $      70,785        $    8,068        $     1,077

     Total deferred tax assets                   70,785             8,068              1,077

 Less valuation allowance                       (70,785)           (8,068)            (1,077)

     Deferred tax assets, net of
     valuation allowance                             --                --                 --

     Deferred tax liabilities                        --                --                 --
                                         -----------------     ------------     ------------

     Net deferred tax asset (liability)  $           --        $       --        $        --
                                         =================     ============     ============


          A summary  of the net  operating  loss  carryforwards  is as  follows:

                  Generated June 30, 1997       $   3,168 expires June 30, 2012
                  Generated June 30, 1998       $  20,561 expires June 30, 2013
                  Generated March 31, 1999      $ 184,462 expires March 31, 2014
                                                =========
                                                $ 208,191
                                                =========

          As of March 31, 1999, the Company is still in development stage. As such, all income and deductions for tax purposes are deferred until the Company's planned principal operations have commenced.

                            CARDINAL AIRLINES, INC.
                         (A Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999



NOTE 7 - STOCKHOLDERS' EQUITY

     A summary of issuance of common stock involving noncash consideration is as follows:

          On March 1, 1997, the Company issued 449,200 shares of stock in consideration for notes receivable due from related parties (NOTE 4) of $4,492. The shares were sold at $.01 par value per share.

          On July 1, 1997, the Company issued 184,358 shares of stock in consideration for notes receivable due from related parties (NOTE 4) of $92,179. The shares were sold at $.01 par value per share, with $.50 per share consideration.

          During the nine months ended March 31, 1999, the Company issued 83,300 shares of stock in consideration for stock subscriptions of $41,650. The shares were sold at $.01 par value per share, with $.50 per share consideration.

     As of June 30, 1997, the Company's common stock had a par value $.01 per share with 50,000,000 shares authorized and 940,000 shares issued and outstanding.

     As of June 30, 1998, the Company's common stock had a par value $.01 per share with 50,000,000 shares authorized and 1,210,000 shares issued and outstanding.

     As of March 31, 1999, the Company's common stock had a par value $.01 per share with 50,000,000 shares authorized and 2,031,200 shares issued and outstanding.

     A summary of issuance of preferred stock involving noncash consideration is as follows:

          On October 16, 1998, the Company issued 100,000 shares of $.01 par value "Series A" preferred stock in consideration for notes receivable due from related parties (NOTE 4) of $1,000.

          As of March 31, 1999, the Company's preferred stock had a par value $.01 per share with 1,000,000 shares authorized. There are 100,000 shares issued and outstanding as "Series A" preferred stock. The 900,000 unissued shares have not been designated.

          The shares of "Series A" preferred stock have super voting rights at the multiple of 100 votes per share. In the event of liquidation, the preferred stock has preference over the common stock. The shares are not convertible to common stock and do not have any other rights or preferences.

     No dealer, salesman or any other person has been authorized by Cardinal to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations may not be relied upon. The prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell.
Nor does it constitute a solicitation of an offer to buy, to any person in any jurisdiction in which such offer or sale would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Cardinal since any of the dates as of which information is furnished or since the date of this prospectus.


                               TABLE OF CONTENTS

                                        Page
                                        ----
Prospectus Summary                       1
Risk Factors                             3
Use of Proceeds                          8             2,000,000 Units
Dilution                                10
Dividend Policy                         11
Capitalization                          12          CARDINAL AIRLINES, INC.
Special Note Regarding                                       INC.
    Forward-Looking Statements          13
Management's Discussion And
     Analysis or Plan of Operation      13               Common Stock
Business                                15                 Warrants
Available Information                   23
Management                              24
Certain Transactions                    30
Principal Shareholders                  31
Description of Securities               34                PROSPECTUS
Securities Eligible For Future Sale     36
Plan of Distribution                    37
Legal Matters                           37
Experts                                 38
Unit Purchase Agreement                 39            June _________, 1999
Financial Statements                   F-1






Until ___________, 1999 (90 days after the date of this prospectus) all dealers effecting transactions in the registered securities, whether or nor participating in this distribution, may be required to deliver a prospectus.

 PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

     The fees and expenses to be paid by Cardinal in connection with this offering are as follows:

     SEC filing fee  ...................................................$10,619
     NASD filing .........................................................4,000
     Blue Sky qualification fees and expenses*  .........................10,000
     Accounting fees and expenses*  .....................................30,000
     Legal fees and expenses*  ..........................................40,000
     Transfer Agent and Registrar Fees*  .................................5,000
     Printing Costs*  ...................................................20,000
     Miscellaneous*  ....................................................10,381


     Total  ...........................................................$130,000

----------------------------
         * Estimated

Item 14.  Indemnification of Directors and Officers.



     The Registrant's Certificate of Incorporation provide that directors of the Registrant will not be personally liable for monetary damages to the Registrant for certain breaches of their fiduciary duty as directors to the fullest extent allowable by Delaware law. Under current Delaware law, directors would remain liable for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, and (ii) approval of certain illegal dividends or redemption's. In appropriate circumstances, equitable remedies or non-monetary relief, such as an injunction, will remain available to a stockholder seeking redress from any such violation. In addition, the provision applies only to claims against a director arising out of his role as a director and not in any other capacity (such as an officer or employee of the Registrant).

     The Registrant also has the obligation, pursuant to the Registrant's By-laws, to indemnify any director or officer of the Registrant for all expenses incurred by them in conjunction with any legal action brought or threatened against such person for or on account of any action or omission alleged to have been committed while acting in the course and scope of the person's duties, if the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to criminal actions, had no reasonable cause to believe the person's conduct was unlawful, provided that such indemnification is made pursuant to then existing provisions of Delaware General Corporation Law at the time of any such indemnification.

Item 15.   Recent Sales of Unregistered  Securities.

     Since its inception, Cardinal has made the following sales of unregistered securities:

                                Shareholder Name
                  Date        (Name on Subscription
Type of Stock   Purchased          Agreement)        Shares Owned  Consideration
-------------   ----------    ---------------------  ------------  -------------
   Common       03/11/99      Aragona, Joseph          10,000      $  0.50/share
   Common       11/16/98      Beauchesne, Alfred M.    20,000      $  0.50/share
   Common       06/10/98      Berkley, Thomas S.       30,000      $  0.50/share
   Common       01/15/99      Braun, Laura             10,000      $  0.50/share
   Common       01/19/99      Cicione, Denise           4,000      $  0.50/share
   Common       01/28/99      Cominsky, Bill           10,000      $  0.50/share
   Common       03/11/99      Cooper, Lan Vo           10,000      $  0.50/share
   Common       10/05/98      Couch, Eugene J. Jr.      5,000      $  0.50/share
   Common       01/15/99      Cunningham, Dennis M.    30,000      $  0.01/share
   Common       03/05/99      Davidson, Philip         40,000      $  0.50/share
   Common       12/28/98      Ellis, Marie D.           8,000      $  0.50/share
   Common       03/17/99      Falvo, Nicholas S.       10,000      $  0.50/share
   Common       01/11/99      Freeman, Jack H.         40,000      $  0.01/share
   Common       12/10/98      Glover, Karen D.         30,000      $  0.01/share
   Common       03/17/99      Gold, Corey B.           10,000      $  0.50/share
   Common       03/11/99      Goodman, Herbert J.      32,000      $  0.50/share
   Common       03/02/99      Greenwood, Bruce D.      14,000      $  0.50/share
   Common       09/30/98      Greenwood, Bruce D.      16,000      $  0.50/share
   Common       01/15/99      Icolari, Vincent         18,000      $  0.50/share
   Common       01/19/99      INDEGO (trust managed    16,000      $  0.50/share
                              by Litton Walker)
   Common       08/10/98      INDEGO (trust managed    20,000      $  0.50/share
                              by Litton Walker)
   Common       03/23/99      Jones, Susan              4,000      $  0.50/share
   Common       03/11/99      Judeman, Charles W.      10,000      $  0.50/share
   Common       03/02/99      Kee, Terry L.             4,800      $  0.50/share
   Common       08/31/98      Kee, Terry L.            15,400      $  0.50/share
   Common       03/13/99      Killeen, Alma L.         10,000      $  0.50/share
   Common       01/28/99      Lingsch, Edwin F.        10,000      $  0.50/share
   Common       11/05/98      Linsley, David A.        40,000      $  0.01/share
   Common       03/17/99      Maslanka, Mark R.        10,000      $  0.50/share
   Common       07/01/97      Mason, H. Lawrence       60,000      $  0.50/share
   Common       03/01/97      Mason, H. Lawrence      220,000      $  0.01/share
   Common       11/28/98      Mason, L. Dianne         20,000      $  0.50/share
   Common       01/06/99      Mulholland, Arleen C.     6,000      $  0.50/share
   Common       08/20/98      Newbold, Darin K.        10,000      $  0.50/share
   Common       10/02/98      Newbold, Ronald J.       50,000      $  0.01/share
   Common       07/01/97      Paris, Vincent T.        60,000      $  0.50/share
   Common       03/01/97      Paris, Vincent T.       220,000      $  0.01/share
   Common       12/10/98      Pertschi, John J.        40,000      $  0.01/share
   Common       03/01/97      Rackley, William R. Jr   50,000      $  0.01/share
   Common       08/31/98      Riles, Dennis            20,000      $  0.50/share
   Common       10/02/98      Ryff, John J. Jr.        50,000      $  0.01/share
   Common       11/30/98      Serrao, Michael A.       26,000      $  0.50/share
   Common       03/03/99      Shore, Benjamin D.        4,000      $  0.50/share
   Common       09/10/98      Shores, Derrick V.       10,000      $  0.50/share
   Common       11/30/98      Simoncelli, Raymond A.   20,000      $  0.50/share
   Common       03/01/97      TAWCOT (trust managed   220,000      $  0.01/share
                              by Ted Walker)
   Common       07/01/97      TAWCOT (trust managed    60,000      $  0.50/share
                              by Ted Walker)
   Common       12/29/98      Vandervelde, Todd        10,000      $  0.50/share
   Common       11/05/98      Vandervelde, Tom         50,000      $  0.01/share
   Common       03/19/99      Waters, Charles K.        6,000      $  0.50/share
   Common       10/02/98      Waters, Charles K.       15,000      $  0.01/share
   Common       10/03/98      Waters, Christine A.     17,000      $  0.50/share
   Common       07/01/97      Watson, Lawrence A.      60,000      $  0.50/share
   Common       03/01/97      Watson, Lawrence A.     230,000      $  0.01/share
   Common       12/09/98      Wheeler, James           10,000      $  0.50/share

Series A Pref   10/16/98      Mason, H. Lawrence       25,000         0.01
Series A Pref   10/16/98      Paris, Vincent T.        25,000         0.01
Series A Pref   10/16/98      Walker, Ted A.           25,000         0.01
Series A Pref   10/16/98      Watson, Lawrence A.      25,000         0.01

     All issuances of securities described above were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving public offering. In each instance, the purchaser was either a founder of Cardinal or other company insider as a result of his relationship with Cardinal, the offers and sales were made without any public solicitation, the stock certificates bear restrictive legends and appropriate stop transfer instructions have been or will be given to the transfer agent. No underwriter was involved in the transactions and no commissions were paid.

Exhibit
Number                        Description

* 3.1     Restated Articles to the Certificate of Incorporation
* 3.2     Bylaws of Registrant, as amended and restated

* 4.1     Form of Registrant's Common Stock Certificate
* 4.2     Form of Warrant to Purchase Common Stock
* 4.3     Warrant Resolution

  5.1     Opinion of Bruce Brashear, Esq. regarding legality

*10.1 Employment Agreement dated July 1, 1998, between Registrant and Lawrence A. Watson.
*10.2 Employment Agreement dated July 1, 1998, between Registrant and H. Lawrence Mason
*10.3 Employment Agreement dated July 1, 1998, between Registrant and Vincent T. Paris
*10.4     Employment  Agreement  dated October 2, 1998,  between  Registrant and
          John Ryff
*10.5 Employment Agreement dated October 2, 1998, between Registrant and Ronald Newbold
*10.6 Employment Agreement dated July 1, 1998, between Registrant and Ted A. Walker
*10.7 Employment Agreement dated December 10, 1998, between Registrant and Karen D. Glover
*10.8     Employment  Agreement dated November 5, 1998,  between Registrant and David A. Linsley
*10.9 Employment Agreement dated December 10, 1998, between Registrant and John J. Pertschi
*10.10 Employment Agreement dated November 5, 1998, between Registrant and Thomas L. Vandervelde
**10.11 Promissory Note dated July 1, 1997 between Registrant and H. Lawrence Mason
**10.12   Promissory Note dated July 1, 1997 between Registrant and Vincent T.
          Paris
**10.13   Promissory Note dated July 1, 1997 between Registrant and Ted A.
          Walker
**10.14 Promissory Note dated July 1, 1997 between Registrant and Lawrence A. Watson
*10.15 Consulting Contract dated December 10, 1998 between Registrant and Maviation, Inc.
**10.16   Employment Agreement dated January 11, 1999, between Registrant and Jack H. Freeman
**10.17 Employment Agreement dated January 15, 1999 between Registrant and Dennis M. Cunningham
**11.1    Statement regarding computation of earnings per share

 24.1     Consent of Independent  Accountants

 24.2     Consent of Bruce Brashear, Esq. (included in Exhibit 5.1)

 25. Power of Attorney (included with the signature page to the registration statement)

*27.      Financial Data Schedule

*  Previously filed with Form S-1 on January 11, 1999.
** Previously filed with Form S-1/A on April 9, 1999.

Item 17.     Undertakings.


       (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, Cardinal, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter had been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b) The Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         (c) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) (To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1 Amendment No. 2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Melbourne, State of Florida, on the 1st day of June, 1999.

CARDINAL AIRLINES, INC.

  By:___/s/_________________________________
     Lawrence A. Watson
     President
     Chief Executive Officer
     Chairman of the Board


  By:__/s/__________________________________
     H. Lawrence Mason
     Chief Financial Officer
     Chief Accounting Officer
     Vice President of Finance

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints , Lawrence A. Watson his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Cardinal Airlines, Inc.) to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the 1st of June, 1999.

SIGNATURE                                      TITLE

___/s/__________________________       President, Chief Executive Officer,
 Lawrence A. Watson                    Chairman of the Board, and Director


__/s/____________________________      Vice President of Finance,
 H. Lawrence Mason                     Secretary, Treasurer, and Director


__/s/_____________________________      Director
 Vincent T. Paris


__/s/_____________________________      Director
 Ted A. Walker


__/s/_____________________________
Lawrence A. Watson, Attorney in Fact